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AGREEMENT AND PLAN OF MERGER
AMONG
PIXELWORKS, INC.,
PANTHER ACQUISITION, INC.,
CERTAIN SHAREHOLDERS OF PANSTERA, INC.
AND
PANSTERA, INC.

Dated as of December 13, 2000

TABLE OF CONTENTS

Article I The Merger
1.1	The Merger	2
1.2	Effective Time	2
1.3	Closing of the Merger	2
1.4	Effects of the Merger	2
1.5	Articles of Incorporation and Bylaws	2
1.6	Directors and Officers	2
Article II Effect of Merger on the Capital Stock of the Constituent Corporations
2.1	Conversion of Shares	3
2.2	Stock Options	4
2.3	Payment Procedures	4
2.4	Distributions in Respect of Unsurrendered Certificates	5
2.5	No Further Ownership Rights in Company Common Stock	5
2.6	No Fractional Shares of Parent Common Stock	5
2.7	No Liability	6
2.8	Lost, Stolen, or Destroyed Certificates	6
2.9	Withholding Rights	6
2.10	Tax Consequences	6
2.11	Stock Transfer Books	6
2.12	Affiliates	7
2.13	Dissenting Shares	7
Article III Representations and Warranties of Parent and MergerSub
3.1	Due Organization	7
3.2	Authorization and Effect of Agreement	7
3.3	No Violations; Consents and Approvals	8
3.4	Capitalization	8
3.5	Merger Consideration Shares	8
3.6	Litigation	8
3.7	No Prior Activities	8
3.8	Parent SEC Filings and Financial Statements	8
3.9	Tax Matters	9
Article IV Representations and Warranties of the Company
4.1	Capitalization; Ownership of Shares; No Liens on Shares	9
4.2	Due Organization	10
4.3	Subsidiaries	10
4.4	Authority; Absence of Conflicts	10
4.5	Financial Statements	11
4.6	Absence of Undisclosed Liabilities	12
4.7	Conduct of Business; Certain Actions	12
4.8	Real Property	14

i

4.9	Tangible Personal Property	15
4.10	Interest in Company Property	15
4.11	Accounts Receivable	15
4.12	Accounts Payable	16
4.13	Inventory	16
4.14	Backlog	16
4.15	Material and Affiliated Contracts	16
4.16	Compliance with Laws	17
4.17	Legal Proceedings	17
4.18	Ability to Conduct the Business	18
4.19	Labor Matters	18
4.20	Employee Benefit Plans	19
4.21	Environmental Matters	20
4.22	Warranties; Products Claims	22
4.23	Tax Matters	22
4.24	Insurance	25
4.25	Minute Books; Stock Record Books	25
4.26	Brokers' or Finders' Fees	25
4.27	Material Customers and Suppliers	26
4.28	Bank Accounts; Powers of Attorney	26
4.29	Books and Records	26
4.30	Intellectual Property Rights	26
4.31	Sales Representatives and Other Sales Agents/Sales Offices	28
4.32	Information Furnished	28
Article V Covenants Related to Conduct of the Business
5.1	Inspection	28
5.2	Financial Statements	28
5.3	Interim Operations of the Company and its Subsidiaries	28
Article VI Additional Agreements
6.1	Registration Rights	31
6.2	Company Shareholder Meeting	32
6.3	Compliance by the Company, Parent, and MergerSub	32
6.4	Satisfaction of All Conditions Precedent	32
6.5	Acquisition Proposals	32
6.6	Notice of Developments	33
6.7	Public Announcements	33
6.8	Notice of Breach	33
6.9	Continuation of Insurance Coverage	34
6.10	Maintenance of Credit Terms	34
6.11	Updating Schedules	34
6.12	Third Party Consents	34
6.13	Commercially Reasonable Efforts and Certain Filings	34
6.14	Confidentiality	34
6.15	Tax-Free Reorganization Treatment	35
6.16	Affiliate Letters	35
6.17	Listing of Parent Common Stock	35

6.18	Employment Agreements	35
6.19	HSR Fees	36
6.20	Non-Competition Agreements	36
6.21		36
6.22	Indemnification	36
6.23	FIRPTA	36
6.24	Voting Agreement	36
Article VII Conditions to Consummation of the Merger
7.1	Conditions to Each Party's Obligation to Effect the Merger	38
7.2	Conditions to the Obligations of Parent and MergerSub	38
7.3	Conditions to Obligations of the Company	41
Article VIII Termination
8.1	Termination by Mutual Agreement	41
8.2	Termination by Either Parent or the Company	41
8.3	Termination by the Company	42
8.4	Termination by Parent	42
8.5	Effect of Termination and Abandonment	42
8.6	Amendment	42
8.7	Extension; Waiver	42
Article IX Survival of Representations, Warranties, Covenants, and Agreements; Escrow Provisions
9.1	Survival of Representations, Warranties, Covenants and Agreements; Escrow Provisions	43
9.2	Escrow Provisions	43
9.3	Shareholder Agent of the Shareholders; Power of Attorney	46
9.4	Third-Party Claims	47
9.5	Depositary Agent's Duties	47
Article X Miscellaneous
10.1	Collateral Agreements	49
10.2	Successors and Assigns	49
10.3	Expenses	49
10.4	Severability	49
10.5	Notices	49
10.6	Further Assurances	51
10.7	Specific Performance	51
10.8	Governing Law	51
10.9	Remedies Not Exclusive	51
10.10	Counterparts	51
10.11	Titles and Headings	51
10.12	Certain Interpretive Matters and Definitions	51

EXHIBITS

Exhibit A	Articles of Incorporation of MergerSub
Exhibit B	Bylaws of MergerSub
Exhibit C	Shareholders Agreement

INDEX OF SCHEDULES

Schedule 4.1(a)	Ownership of Company Common Stock
Schedule 4.1(b)	Company Stock Options
Schedule 4.2	Foreign Qualifications
Schedule 4.3	Subsidiaries
Schedule 4.4(c)	Approvals and Consents
Schedule 4.5	Financial Statements
Schedule 4.6	Absence of Undisclosed Liabilities
Schedule 4.7	Conduct of Business
Schedule 4.8(a)	Real Property
Schedule 4.8(b)	Good and Marketable Title
Schedule 4.8(d)	Real Property Liens
Schedule 4.9(a)	Tangible Personal Property
Schedule 4.9(b)	Tangible Personal Property Leases
Schedule 4.10	Accounts Receivable
Schedule 4.12	Indebtedness
Schedule 4.13	Inventory Locations
Schedule 4.15(a)	Contracts
Schedule 4.15(b)	Affiliate Agreements
Schedule 4.15(c)	Material Contract Defaults
Schedule 4.16	Compliance with Laws
Schedule 4.17	Legal Proceedings
Schedule 4.18	Ability to Conduct Business
Schedule 4.19(f)	Employee Compensation
Schedule 4.20(a)	Benefit Plans
Schedule 4.20(h)	Change in Control
Schedule 4.21	Environmental Matters
Schedule 4.23(a)	Tax Returns Filed
Schedule 4.23(b)	Tax Audits
Schedule 4.23(c)	Section 481(a) Adjustments
Schedule 4.23(h)(i)	Tax Returns
Schedule 4.23(h)(ii)	Examination of Tax Returns
Schedule 4.24	Insurance
Schedule 4.25	Minute Books
Schedule 4.26	Brokers' and Finders' Fees
Schedule 4.27(a)	Material Customers
Schedule 4.27(b)	Material Suppliers
Schedule 4.28	Bank Accounts and Powers of Attorney
Schedule 4.30(a)	Recorded Intellectual Property
Schedule 4.30(b)	Intellectual Property Licenses
Schedule 4.30(d)	Third-Party Licenses
Schedule 4.30(e)	Company Licenses
Schedule 4.31	Sales Representatives
Schedule 5.3(a)(v)	Capital Expenditures
Schedule 6.16	Affiliates of the Company

v

GLOSSARY OF DEFINED TERMS

Accounts Receivable	4.10
Acquisition Proposal	6.5(a)
Agreement	Preamble
1999 Financial Statements	4.5(a)(ii)
Application	6.1(a)
Articles of Merger	1.2
Parent Stock Price	2.1(b)
Bank Accounts	4.28
Benefit Plans	4.20(a)(i)
Cash Consideration	2.1(b)
Certificates	2.3
Closing	1.3
Closing Date	1.3
Closing Date Price	2.1(c)
Code	4.23(q)
Commissioner	6.1(a)
Communication	5.1
Company	Preamble
Company Common Stock	Recitals
Company Consents	6.12
Company Option Plan	2.2
Company Requisite Vote	4.4(b)
Company Shareholder Meeting	6.2
Company Stock Option	2.2
Company Transaction Cost Allocation	2.1(b)
Company Transaction Costs	10.3
Confidential Information	6.14
Depositary Agent	9.2(a)
Dissenting Shares	2.13
Dissenting Shareholders	2.13
Effective Time	1.2
Employee Arrangements	4.20(a)(ii)
Employment Agreements	6.18
Environmental Costs and Liabilities	4.21(d)(i)
Environmental Law	4.21(d)(ii)
Escrow Amount	9.2(a)
Escrow Fund	9.2(a)
Escrow Period	9.2(c)
Exchange Act	3.3
Expiration Date	9.1
Financial Statements	4.5(a)(ii)
Fully-Diluted Shares	2.1(b)
GAAP	3.8
Governmental Entity	3.3
Hazardous Material	4.20(d)(iii)
Hearing	6.1(a)
Hearing Notice	6.1(a)
HSR Act	3.3
Indebtedness	2.1(b)
Indemnified Party	6.22
Information Statement	6.1(a)
Interim Financial Statements	4.5(a)(i)
Intellectual Property	4.30(a)

IRS	4.23(b)
Law	3.3
Letter of Transmittal	2.3
Liens	4.3(c)
Losses	9.2(e)(ii)
Material Adverse Effect	10.12(c)
Material Contracts	4.15(b)
Material Customer	4.27(a)
Material Supplier	4.27(b)
Merger	1.1
Merger Consideration	2.1(b)
MergerSub	Preamble
near relatives	4.15(b)
New Shares	9.2(d)(ii)
NYSE	2.1(b)
Non-Competition Agreements	6.20
OBCA	1.1
Officer's Certificate	9.2(e)(i)
Option Ratio	2.2(a)
Order	3.3
Outstanding Shares	2.1(b)
Paying Agent	2.3
Parent	Preamble
Parent Common Stock	Recitals
Parent SEC Filings	3.8
Permitted Liens	4.8(b)
Permit	6.1(a)
persons	10.12
Per Share Cash Amount	2.1(b)
Real Property	4.8(a)
Recorded Intellectual Property	4.30(a)
Registration Statement	6.1
Release	4.21(d)(iv)
Representatives	5.1
SEC	2.2(c)
Securities Act	2.12
Share Ratio	2.1(b)
Share Value	2.2(b)
Shareholder Agent	9.3(a)
Shareholder Consent	6.2
Stock Consideration	2.1(b)
Subsidiary	4.3(d)
Substituted Stock Option	2.2
Surviving Corporation	1.1
Tangible Personal Property	4.9(a)
Taxes	4.22(q)
Tax Returns	4.22(q)
Termination Date	8.2(a)
Termination Event	8.2
Third Party Claim	9.4
Trading Period	2.1(b)
threatened	4.17
to the knowledge of the Company	4.8(e)

AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of December 13, 2000, among Pixelworks, Inc., an Oregon corporation ("Parent"), Panther Acquisition, Inc., a California corporation and direct, wholly-owned subsidiary of Parent ("MergerSub"), Panstera, Inc., a California corporation (the "Company"), and those certain Shareholders of the Company listed on the signature pages hereof (each a "Signing Company Shareholder" and together, the "Signing Company Shareholders").

RECITALS:

    WHEREAS, the Boards of Directors of Parent, MergerSub, and the Company have, in light of and subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and declared the Merger advisable and fair to, and in the best interests of, their respective shareholders;

    WHEREAS, the Board of Directors of the Company has resolved to recommend to its shareholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

    WHEREAS, at the Effective Time, MergerSub will be merged with and into the Company, the Company shall continue as the Surviving Corporation, and the separate corporate existence of MergerSub shall cease;

    WHEREAS, pursuant to the Merger and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of common stock of the Company ("Company Common Stock"), all the issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock of the Company ("Company Preferred Stock") and any other equity holding, shall be converted into shares of voting common stock, par value $0.001 per share, of Parent ("Parent Common Stock"), in the amounts set forth below;

    WHEREAS, a portion of the shares of Parent Common Stock otherwise issuable or reserved for issuance by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon the occurrence of certain events and the satisfaction of certain conditions, all as set forth in Article IX;

    WHEREAS, as an inducement to Parent and MergerSub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Signing Company Shareholders have executed this Agreement pursuant to which, among other things, such shareholders have agreed to the liability obligations contained in Section 9.2 below;

    WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, each shareholder of the Company shall be required as a condition precedent to closing to enter into a Shareholders Agreement in substantially the form attached hereto as Exhibit C (the "Shareholders Agreement");

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and

    WHEREAS, Parent, MergerSub, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger as set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements contained herein, and intending to be legally bound hereby, Parent, MergerSub, and the Company hereby agree as follows:

ARTICLE I

The Merger

    1.1  The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the California General Corporation Law ("CGCL"), MergerSub will be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of MergerSub shall cease.

    1.2  Effective Time.  Subject to the provisions of this Agreement, Parent, MergerSub, and the Company shall cause the Merger to be consummated by filing Articles of Merger or other appropriate documents (the "Articles of Merger") with the California Secretary of State in such form as required by, and executed in accordance with, the applicable provisions of the CGCL, as soon as practicable on the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

    1.3  Closing of the Merger.  The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Ater Wynne LLP, 222 S.W. Columbia Street, Suite 1800, Portland, Oregon 97201, or at such time, date, or place as agreed to in writing by the parties hereto.

    1.4  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Articles of Merger, and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers, and franchises of the Company and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and MergerSub shall become the debts, liabilities, and duties of the Surviving Corporation.

    1.5  Articles of Incorporation and Bylaws.  Effective immediately following the Merger, the articles of incorporation of MergerSub, in the form attached hereto as Exhibit A, shall be the articles of incorporation of the Surviving Corporation. Effective immediately following the Merger, the bylaws of MergerSub, in the form attached hereto as Exhibit B, shall be the bylaws of the Surviving Corporation.

    1.6  Directors and Officers.  The directors and officers of the Company immediately prior to the Effective Time shall resign as of the Effective Time. The directors of MergerSub at the Effective Time shall become the directors of the Surviving Corporation and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier resignation or removal. The officers of MergerSub at the Effective Time shall become the officers of the Surviving Corporation and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier resignation or removal.

ARTICLE II

Effect of Merger on the Capital Stock of the Constituent Corporations

    2.1  Conversion of Shares.

    (a) At the Effective Time, each outstanding share of common stock of MergerSub shall, by virtue of the Merger and without any action on the part of Parent, MergerSub, or the Company, be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) Subject to Section 2.3, each issued and outstanding share of Company Preferred Stock (other than any Dissenting Shares as defined in and to the extent provided in Section 2.12) shall be converted as follows: (i) first, each issued and outstanding share of Series B Company Preferred Stock (other than any Dissenting Shares as defined in and to the extent provided in Section 2.12) shall be converted into the right to receive (1) unless otherwise previously waived by the applicable Series B Company Preferred Stock holder in a writing in form and substance satisfactory to Parent, a number of fully paid and nonassessable shares of Parent Common Stock ("Series B Liquidation Shares") with a value equal to the liquidation preference per each such share of Series B Company Preferred Stock as described in Section 2(a) of the Company's Second Restated and Amended Articles of Incorporation ("Company's Restated Articles") and (2) the additional shares of Parent Common Stock described in clause (iii) below; (ii) second, each issued and outstanding share of Series A Company Preferred Stock (other than any Dissenting Shares as defined in and to the extent provided in Section 2.12) shall be converted into the right to receive (1) unless otherwise previously waived by the applicable Series A Company Preferred Stock holder in a writing in form and substance satisfactory to Parent, a number of fully paid and nonassessable shares of Parent Common Stock ("Series A Liquidation Shares") with a value equal to the liquidation preference per each such share of Series A Company Preferred Stock as described in Section 2(b) of the Company's Restated Articles and (2) the additional shares of Parent Common Stock described in clause (iii) below;; and (iii) third, after giving effect to clauses (i) and (ii) above, each issued and outstanding share of Company Preferred Stock (other than any Dissenting Shares as defined in and to the extent provided in Section 2.12) shall be converted into the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to the "Exchange Ratio," provided that for purposes of making the calculations under this clause (iii), the holders of the Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time will be treated as if all of the shares of Company Preferred Stock had been converted to Company Common Stock immediately prior to the Effective Time. For purposes of the prior sentence, the value per share of Parent Common Stock shall be the Parent Stock Price. "Parent Stock Price" means the closing price of Parent Common Stock on the NASDAQ Composite Transactions Reporting System as reported in the Wall Street Journal for the date of this Agreement (or if the date of this Agreement is not a trading date, the last trading date immediately before the date of this Agreement). After giving effect to the conversion of the Company Preferred Stock as described above, subject to Section 2.3, each issued and outstanding share of Company Common Stock (other than any Dissenting Shares as defined in and to the extent provided in Section 2.12) shall be converted into the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to the "Exchange Ratio." "Exchange Ratio" means the number determined by dividing (A) 4,500,000 less the sum of (i) the number of Series A Liquidation Shares plus (ii) the number of Series B Liquidation Shares, by (B) the Fully-Diluted Shares. "Fully-Diluted Shares" means the sum of (i) aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Company Common Stock that would be issued to the holders of Company Preferred Stock outstanding immediately prior to the Effective Time if such Company Preferred Stock were converted into Company Common Stock immediately prior to the Effective Time, (iii) all Company Common Stock issuable under options to purchase shares of Company Common Stock outstanding as of the Effective Time, whether vested or unvested (each a "Company Stock Option"), (iv) all Company Common Stock issuable under stock options which the Company commits before the

Effective Time to issue under the Company Option Plan but which have not yet been issued by the Company as of the Effective Time, and (iv) the aggregate number of Company Common Stock issuable pursuant to any and all outstanding warrants, calls, subscriptions, conversion (except for the Company Common Stock issuable upon the conversion of the Company Preferred Stock to the extent included in clause (ii) above), exchange, or other similar rights, agreements, or commitments to acquire any shares of Company capital stock, treated as if converted or exercised for Company Common Stock. The Company is representing and warranting under Section 3.4 that (i) each share of Company Preferred Stock outstanding immediately prior to the Effective Time is entitled to be converted, immediately prior to the Effective Time, into one (1) share of Company Common Stock, (ii) the liquidation preference under Section 2(a) of the Company's Restated Articles is $1.00 per share of Series B Preferred Stock, and (iii) the liquidation preference under Section 2(b) of the Company's Restated Articles is $0.50 per share of Series A Preferred Stock. In no event shall the aggregate number of shares of Parent Common Stock deliverable under this section in exchange for all of the Company Capital Stock exceed a number equal to (i) 4,500,000 less (ii) the number of shares of Parent Common Stock subject to the Substitute Stock Options.

    (c) At the Effective Time, all shares of Company Common Stock owned by the Company, Parent or MergerSub immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

    (d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, the Exchange Ratio shall be correspondingly adjusted to the extent necessary to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or such similar event.

    2.2  Stock Options.  As soon as practical following the date of this Agreement, Parent and the Company (or, if appropriate, any committee of the Board of Director of the Company administering the Company stock option plans or arrangements (the "Company Option Plan")) shall take such action, and the Company shall obtain such agreements and consents, if any, as may be required to effect the following provisions of this Section 2.2. As of the Effective Time, each Company Stock Option shall be replaced by a new substitute option to purchase shares of Parent Common Stock granted under the terms of Parent's stock option plan (in each case, a "Substitute Stock Option") as follows:

    (a) In respect of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, (i) the number of shares of Parent Common Stock subject to the Substituted Stock Option shall be the product (rounded down to the nearest whole share) of the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Exchange Ratio, and (ii) the exercise price per share of Parent Common Stock under the Substitute Stock Option shall be the quotient (rounded up to the nearest $0.01) of the exercise price per share of Company Common Stock under the Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio.

    (b) In respect of any other Company Stock Option, (i) the number of shares of Parent Common Stock subject to the Substituted Stock Option shall be the product (rounded up to the nearest whole share) of the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Exchange Ratio, and (ii) the exercise price per share of Parent Common Stock under the Substitute Stock Option shall be the quotient (rounded down to the nearest $0.01) of the exercise price per share of Company Common Stock under the Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio.

    (c) Except as otherwise provided in this Section 2.2, each Substituted Stock Option shall be subject to equivalent terms and conditions (including expiration date and vesting and exercise provisions) as were applicable to the applicable Company Stock Option immediately prior to the Effective Time and, in respect of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, such terms and conditions shall be determined in order to comply with Section 424(a) of the Code.

    Parent shall take all corporate action and comply with all applicable federal and state securities laws necessary to reserve for issuance under an appropriate stock option plan of Parent a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Substituted Stock Options.

    2.3  Payment Procedures.  As of the Effective Time, the Surviving Corporation shall act as Paying Agent (in such capacity, the "Paying Agent"). Upon surrender of a certificate or certificates ("Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and Company Preferred Stock (collectively, the "Company Capital Stock") to the Paying Agent and a letter of transmittal in customary form and with such provisions as Parent may reasonably specify (the "Letter of Transmittal"), the holder of such Certificate shall be entitled to receive in exchange therefor (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) (after taking into account all shares of Company Capital Stock then held by such holder and subject to the deposit of a portion of such shares in the Escrow Fund) and (B) a check in the amount equal to the cash in lieu of any dividends and other distributions pursuant to Section 2.4 and cash in lieu of fractional shares pursuant to Section 2.6. With respect to those shares of Company Capital Stock for which Certificates and a Letter of Transmittal are delivered to Parent at the Closing, the shares of Parent Common Stock to be issued in exchange for the share of Company Capital Stock under Section 2.1(b) (the "Merger Consideration") (less the portion thereof to be deposited in the Escrow Fund) that such holder is entitled to receive shall be delivered to such holder at soon as practicable after the Closing (but in no event later than five business days). As of the Effective Time, Parent shall deposit with the Depositary Agent, pursuant to Article IX, the shares of Parent Common Stock to be placed in the Escrow Fund. No interest will be paid or will accrue on any cash payable pursuant to Section 2.4 or 2.6. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing the shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

    2.4  Distributions in Respect of Unsurrendered Certificates.  No dividends or other distributions declared or made in respect of shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate in respect of the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.6 until such holder shall surrender such Certificate in accordance with Section 2.3. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.6 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid in respect of such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable in respect of such shares of Parent Common Stock.

    2.5  No Further Ownership Rights in Company Capital Stock.  All shares of Parent Common Stock issued and cash paid upon conversion of the shares of Company Capital Stock in accordance with this Article II (including any cash paid pursuant to Sections 2.4 and 2.6) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock.

    2.6  No Fractional Shares of Parent Common Stock.

    (a) No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

    (b) Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of Company Capital Stock exchanged in connection with the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) pursuant to Section 2.1(b) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Stock Price. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Paying Agent shall notify Parent and Parent shall cause the Surviving Corporation to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

    2.7  No Liability.  Any such portion of the Merger Consideration remaining unclaimed by holders of shares of Company Capital Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, MergerSub, the Company, the Surviving Corporation, or the Paying Agent shall be liable to any person in respect of any Merger Consideration delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat, or similar law.

    2.8  Lost, Stolen, or Destroyed Certificates.  If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity by such person against any claim that may be made against the Surviving Corporation in respect of such Certificate, the Paying Agent will deliver in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration in respect of the shares of Company Capital Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.6, and any dividends and distributions to which such holder is entitled pursuant to Section 2.4.

    2.9  Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as it is required to deduct and withhold in respect of the making of such payment under the Code, the rules and regulations thereunder, or any provision of a Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    2.10  Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each party hereto shall use its best efforts to cause the Merger to be so qualified, shall report the transactions contemplated by this Agreement in a manner consistent with such reorganization treatment and will not take any position inconsistent therewith in any Tax Return, refund claim, litigation, or otherwise unless required to do so by applicable law.

    2.11  Stock Transfer Books.  The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Paying Agent for any reason shall be converted into Parent Common Stock in respect of the shares of Company Capital Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.6, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.4.

    2.12  Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who did not vote in favor of the Merger (the "Dissenting Shares"), and the holders of which comply with all of the applicable provisions of the CGCL (the "Dissenting Shareholders"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the CGCL. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, such holder's shares of Company Common Stock shall thereupon be treated as though such shares of Company Capital Stock had been converted, as of the Effective Time, into the right to receive the Merger Consideration pursuant to this Article II. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by the Company relating to shareholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings in respect of demands for appraisal under the CGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment in respect of, or settle or offer to settle, any such demand for payment.

ARTICLE III

Representations and Warranties of Parent and MergerSub

    Subject to the Parent's Disclosure Schedules, if any attached hereto (which Schedules identify by specific section number the exceptions thereto), Parent and MergerSub each represent and warrant to the Company and its shareholders as follows (with the understanding that the Company is relying materially on such representations and warranties in entering into and performing this Agreement):

    3.1  Due Organization.  Each of Parent and MergerSub is a corporation, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted.

    3.2  Authorization and Effect of Agreement.  Each of Parent and MergerSub has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. The execution and delivery of this Agreement by each of Parent and MergerSub and the performance by Parent and MergerSub of their respective obligations hereunder have been duly authorized by all necessary corporate action of the part of Parent and MergerSub and by the sole shareholder of MergerSub. This Agreement has been duly executed and delivered by each of Parent and MergerSub and, assuming the due execution and delivery of this Agreement by the Company and Signing Company Shareholders, constitutes a valid and binding obligation of each of Parent and MergerSub, enforceable against each of Parent and MergerSub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

    3.3  No Violations; Consents and Approvals.  The execution and delivery of this Agreement by each of Parent and MergerSub does not, and the performance by each of Parent and MergerSub of the transactions contemplated hereby to be performed by it will not (i) conflict with the certificate or articles of incorporation or bylaws of Parent or MergerSub, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a benefit under, any material contract or permit to which Parent or MergerSub is a party or by which it is bound, or (iii) constitute a violation of any federal, state, local, or foreign law, rule, or regulation ("Law") applicable to Parent or any order, judgment, decree, writ, or injunction ("Order") of any Governmental Entity applicable to Parent. Except for any filings, permits, authorizations, consents, and approvals required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws, and the filing of the Articles of Merger with the California Secretary of State, no consent, approval, order, or authorization of, or registration, declaration, or filing with any domestic or foreign court, government, governmental or regulatory agency, authority, entity, or instrumentality or subdivision thereof (each, a "Governmental Entity") is required to be obtained or made by or in respect of Parent or MergerSub in connection with the execution and delivery of this Agreement by each of Parent and MergerSub or the performance by it of the transactions contemplated hereby to be performed by it.

    3.4  Capitalization.  The authorized capital stock of Parent consists of 250,000,000 shares of Common Stock, par value $0.001 per share, of which 36,780,525 shares were issued and outstanding as of November 15, 2000, and 50,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued and outstanding as of November 15, 2000. All of such issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid, and nonassessable. The authorized capital stock of MergerSub consists of 1,000 shares of common stock all of which are issued and outstanding as of the date hereof and are owned by Parent. All of such issued and outstanding shares of capital stock of MergerSub are duly authorized, validly issued, fully paid, and nonassessable.

    3.5  Merger Consideration Shares.  The shares of Parent Common Stock to be issued as the Merger Consideration under this Agreement are duly authorized and, upon issuance, will be validly issued, fully paid, and nonassessable.

    3.6  Litigation.  There are no claims, actions, suits, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the knowledge of Parent or MergerSub, threatened against Parent or MergerSub before any Governmental Entity that, either individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, financial condition, or results of operations of Parent or MergerSub.

    3.7  No Prior Activities.  MergerSub was incorporated for the sole purpose of consummating the transactions contemplated by this Agreement. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, MergerSub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

    3.8  Parent SEC Filings and Financial Statements.  Parent has filed all required forms, reports, and documents with the SEC (the "Parent SEC Filings"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed. None of such Parent SEC Filings, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly present, in all material respects, in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

    3.9  Tax Matters.  Parent has not taken or agreed to take, and will not take, any action that would prevent the Merger from constituting a reorganization under Section 368(a) of the Code.

ARTICLE IV

Representations and Warranties of the Company

    Subject to the Company's Disclosure Schedules attached hereto (which schedules identify by specific section number the exceptions thereto), the Company hereby represents and warrants to Parent and MergerSub as follows (with the understanding that Parent and MergerSub are relying materially on each such representation and warranty in entering into and performing this Agreement):

    4.1  Capitalization; Ownership of Shares; No Liens on Shares.  The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, of which 2,805,000 shares are issued and outstanding as of the close of business on the date hereof, and (ii) 10,000,000 shares of Company Preferred Stock, 1,800,000 shares of which are designated as Series A Preferred Stock, all of which are issued and outstanding, and 3,200,000 shares of which are designated as Series B Preferred stock, all of which are issued and outstanding. All of such issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, and nonassessable. All of such shares of Company Capital Stock are owned of record by the holders as set forth on Schedule 4.1(a). None of such shares of Company Capital Stock were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person. Each share of Company Preferred Stock outstanding is entitled to be converted, and shall be entitled to be converted immediately prior to the Effective Time, into one (1) share of Company Common Stock. The liquidation preference under Section 2(a) of the Company's Restated Articles is $1.00 per share of Series B Company Preferred Stock. The liquidation preference under Section 2(b) of the Company's Restated Articles is $0.50 per share of Series A Company Preferred Stock. Except as provided in Section 2.1(b) above with respect to the liquidation preference of the Series B and Series A Company Preferred Stock, no liquidation or distribution preferences, anti-dilution adjustments or rights or other rights of any of the holders of Company Preferred Stock have been triggered or affected, or shall be triggered or affected, by the execution of this Agreement or the consummation of the Merger or the other transaction contemplated hereby or by any other actions or circumstances. Under the Company's Restated Articles and the agreements among the Company and its shareholders, the shares of Company Preferred Stock and Company Common Stock are convertible into the Merger Consideration according to the proportions allocated to the Company Preferred Stock and the Company Common Stock and as otherwise described in Section 2.1(b). As of the date of this Agreement, 1,628,000 shares of Company Common Stock are issuable in connection with the exercise of the Company Stock Options issued pursuant to the Company Option Plan. Except as set forth on Schedule 4.1(b), as of the date hereof, there are no outstanding options, warrants, calls, subscriptions, conversion, exchange, or other similar rights, agreements, or commitments to acquire from the Company any shares of capital stock or any other securities convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company. There are no shareholder agreements, voting trusts, or other agreements to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company (other than the Voting Agreement entered into in connection with this Agreement). The Company has not issued any stock appreciation rights or other rights related to equity participation, and the Company has no debt instruments outstanding that have any voting rights. Schedule 4.1(c) sets forth true and complete information regarding the name of the option holder, type of option, current exercise price, the date of grant, vesting schedule, and the number of Company Stock Options granted to each holder of Company Stock Options. Following the Effective Time and the conversion of Company Stock Options into options to purchase Parent Common Stock in accordance with Section 2.2, no holder of Company Stock Options will have any right to receive shares of common stock or any other capital stock of the Surviving Corporation upon exercise of Company Stock Options.

    4.2  Due Organization.  The Company and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted. The Company and each Subsidiary is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 4.2, which jurisdictions represent every jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

    4.3  Subsidiaries.

    (a) Schedule 4.3 sets forth (i) the name of each Subsidiary of the Company, (ii) the name of each corporation, partnership, joint venture or other entity (other than Subsidiaries of the Company) in which the Company has, or has the right to acquire, an equity or other ownership interest and (iii) the capitalization of the foregoing and the percentage of equity or other ownership interests therein held by the Company or by any of its Subsidiaries.

    (b) All of the outstanding shares of capital stock of each corporate Subsidiary of the Company have been duly authorized and validly issued, are fully paid, and nonassessable, and have not been issued in violation of any preemptive rights or federal or state securities law. The stock or other ownership interest of each Subsidiary of the Company shown to be owned by the Company or a Subsidiary of the Company on Schedule 4.3 is owned by the Company or such Subsidiary of record and beneficially free and clear of any liens, restrictions, pledges, security interests, claims, rights of another, or encumbrances of any nature whatsoever ("Liens").

    (c) Except for the Company Stock Options described on Schedule 4.1(b), there are no options, warrants, calls, subscriptions, conversion, exchange, or other similar rights, agreements, or commitments obligating any of the Subsidiaries of the Company to issue any additional shares of capital stock or other ownership interests of such Subsidiary or any other securities convertible into or exchangeable for or evidencing the right to subscribe for any shares of such capital stock or other ownership interests or obligating the Company or any of its Subsidiaries to transfer any of their respective shares of capital stock or other ownership interests of such Subsidiary.

    (d) "Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

    4.4  Authority; Absence of Conflicts.

    (a) The Company has full corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the Merger and the substitution for the Company Stock Options of the Substituted Stock Options, have been duly approved by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than, in respect of the Merger and this Agreement, the Company Requisite Vote as defined below). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by each of Parent and MergerSub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

    (b) The Board of Directors of the Company has taken all corporate actions required to be taken by the Board of Directors of the Company for the consummation of the transactions contemplated hereby (including the Merger and the substitution for the Company Stock Options of the Substituted Stock Options) and has resolved (i) this Agreement and the transactions contemplated hereby, including the Merger, taken together, to be advisable and fair to, and in the best interests of, the Company and its shareholders and (ii) to recommend that the shareholders of the Company approve and adopt this Agreement. The Board of Directors of the Company has directed that this Agreement be submitted to the shareholders of the Company for their approval. The affirmative approval of the holders of shares of Company Common Stock, Series A Company Preferred Stock and Series B Company Preferred Stock representing a majority of the votes that may be cast by the holders of all outstanding shares of Company Common Stock, Series A Company Preferred Stock and Series B Company Preferred Stock (the "Company Requisite Vote") are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

    (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) conflict with or result in a breach of the articles of incorporation or bylaws of the Company, nor (ii) conflict with or result in a material breach of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a benefit under any material agreement, understanding, arrangement, commitment, indenture, contract, lease, sublease, loan agreement, note, or other material document or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it, any of its Subsidiaries or its or any of its Subsidiaries assets are subject, nor (iii) result in the creation of any Liens on the assets, capital stock, or properties of the Company or any of its Subsidiaries, nor (iv) conflict with, violate or result in a material breach of or constitute a material default under any Law or Order to which the Company, any of its Subsidiaries or any of the Company's or any of its Subsidiaries' assets or properties are subject, nor (v) require the Company or any of its Subsidiaries to give notice to, or obtain any material authorization, approval, order, license, franchise, declaration, or consent of, or make any material filing with, any third person, including, without limitation, any Governmental Entity, other than such filings as may be required under the Securities Act, state securities or blue sky laws,, the filing of the Articles of Merger with the California Secretary of State, and the consents and approvals identified on Schedule 4.4(c).

    4.5  Financial Statements.

    (a) The following financial statements of the Company are attached hereto as Schedule 4.5:

       (i) The unaudited consolidated balance sheet and related statement of operations and cash flows of the Company and its Subsidiaries as of and for the eleven-month period ended November 30, 2000 (the "Interim Financial Statements"); and

      (ii) The unaudited consolidated balance sheet and related statements of operations and retained earnings, and cash flows of the Company and its Subsidiaries, as of and for the 11 months ended December 31, 1999, together with notes thereto in respect thereof (the "1999 Financial Statements," and together with the Interim Financial Statements, the "Financial Statements").

    (b) The Financial Statements excepting the normally recurring year-end audit adjustments that in the aggregate are immaterial and the omission of footnote disclosures to the Financial Statements: (i) fairly present in all material respects the financial position, results of operations, and cash flows of the Company and its Subsidiaries for the respective periods stated therein, (ii) have been prepared from and are consistent with the books and records of the Company and its Subsidiaries, and (iii) have been prepared in accordance with GAAP consistently applied throughout the relevant periods.

    4.6  Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.6, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due and whether arising out of transactions entered into or any condition or state of facts existing on or prior to the date hereof, that would in accordance with GAAP be required to be reflected on, or disclosed in the notes to, a balance sheet, other than (i) liabilities and obligations set forth on the Interim Balance Sheet, and (ii) liabilities and obligations that have arisen after the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practices, all of which are properly reflected in the books and records of the Company and its Subsidiaries and will not, individually or in the aggregate, have a Material Adverse Effect.

    4.7  Conduct of Business; Certain Actions.  Except as set forth on Schedule 4.7, each of the Company and its Subsidiaries has conducted its business and operations in the ordinary course and consistent with past practices and neither the Company nor its Subsidiaries has:

    (a) paid or declared any dividend or distribution or purchased or retired any indebtedness from any shareholder thereof, or directly or indirectly purchased, retired, or redeemed any capital stock from any shareholder;

    (b) increased the compensation of any of the directors, officers, or employees of, or consultants to, the Company or any Subsidiary or, except for wage and salary increases made in the ordinary course of business and consistent with past practices, increased the compensation of any other employees of the Company or any Subsidiary;

    (c) made or committed to make any capital expenditures in excess of $50,000 in the aggregate;

    (d) sold any asset (or any group of related assets) to any director, officer, or employee of the Company or any Subsidiary;

    (e) sold any asset to any person other than a director, officer, or employee of the Company or any Subsidiary, in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $50,000, except for sales of inventory in the ordinary course of business and consistent with past practices;

    (f)  leased, licensed, or granted to any third person any rights in any of its assets or properties except in the ordinary course of business and consistent with past practices;

    (g) revalued any of its assets;

    (h) discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

    (i)  failed to pay any accounts payable of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

    (j)  accelerated the collection of, or sold or otherwise transferred, any accounts receivable of the Company or any of its Subsidiaries;

    (k) made or guaranteed any loans or advances to any person whatsoever;

    (l)  canceled, waived, released, or forgiven any debts or obligations of, or rights or claims against, third persons;

    (m) amended the articles of incorporation or bylaws of the Company or any of its Subsidiaries;

    (n) made or paid any severance or termination payment to any employee or consultant of the Company or any of its Subsidiaries in excess of $5,000 in the aggregate;

    (o) made any change in its financial or Tax accounting principles or methods;

    (p) made any investment in any person;

    (q) made, entered into, amended, or terminated any written employment or consulting contract, created, made, amended, or terminated any bonus, stock option, pension, retirement, profit sharing, or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Code), so as to create any liability under Article IV of ERISA to any entity;

    (r) amended or experienced a termination of any contract, agreement, lease, franchise, or license required to be listed on Schedule 4.15(a) or (b);

    (s) agreed to do any acts described in the foregoing clauses (a)-(r) of this Section 4.7;

    (t)  suffered any material damage, destruction, or loss (whether or not covered by insurance) to any material assets of the Company or any of its Subsidiaries;

    (u) made or revoked any Tax election that could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, or compromised or settled any material Tax liability;

    (v) experienced any strike, slowdown, or demand for recognition by a labor organization by or in respect of any of the employees of the Company or any of its Subsidiaries; or

    (w) experienced any event or condition that has had or could reasonably be expected to result in a Material Adverse Effect.

    4.8  Real Property.

    (a) The Company does not own any real property. Schedule 4.8(a) sets forth a complete list of all real property leased by the Company or any of its Subsidiaries (together with all other rights or interests of the Company or any Subsidiary in real property, the "Real Property"). Each of the Company and its Subsidiaries has delivered to Parent and MergerSub true and correct copies of all leases and subleases relating to the Real Property.

    (b) Except as set forth on Schedule 4.8(b), each of the Company and its Subsidiaries has a valid leasehold interest in all Real Property, free and clear of any Lien (other than Permitted Liens). Except as set forth on Schedule 4.8(b), each of the Company and its Subsidiaries has good and marketable title to all structures, plants, leasehold improvements, systems, fixtures, and other property located on or about any of the Real Property that is owned by the Company and its Subsidiaries, as reflected in the balance sheet part of the Interim Financial Statements ("Interim Balance Sheet"), free and clear of any Lien except for (i) Liens for current Taxes not yet due and payable, (ii) covenants, conditions, and restrictions of record, none of which materially impairs the use of such property in the manner currently used or impairs the ability of the Company or any of its Subsidiaries to transfer a valid fee or leasehold interest to such Real Property, and (iii) any materialmen's, mechanic's, workmen's, repairmen's, contractor's, warehousemen's, carrier's, supplier's, vendor's or similar lien, if payment is not yet due on the underlying obligation ("Permitted Liens"), and none of such assets is subject to any agreement, arrangement, or understanding for its use by any person other than the Company or its Subsidiaries.

    (c) Each of the leases and subleases relating to the Real Property is in full force and effect, there is no material default by the Company or any Subsidiary (or to the knowledge of the Company, by the lessor) under any such lease or sublease, and each such lease and sublease will remain in full force and effect following the Closing without any modification in the rights or obligations of the parties under any such lease or sublease agreed to by the Company or any of its Subsidiaries.

    (d) Except as set forth on Schedule 4.8(d), no work has been performed on or in respect of or in connection with any of the Real Property that would cause such Real Property to become subject to any materialmen's, mechanic's, workmen's, repairmen's, contractor's, warehousemen's, carrier's, supplier's, vendor's, or similar lien aggregating in excess of $10,000.

    (e) The structures, plants, improvements, systems, and fixtures located on each parcel of Real Property comply in all material respects with all Laws, ordinances, and similar governmental and regulatory requirements, and are in good operating condition and repair in all material respects in light of their respective ages, ordinary wear and tear excepted. Each such parcel of Real Property in view of the purposes for which it is currently used, conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to the knowledge of the Company, any proposed change in any such governmental or regulatory requirements or in any such zoning requirements. All existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator, and other mechanical systems located in or about the Real Property are in good operating condition and repair in all material respects in light of their respective ages, ordinary wear and tear excepted.

    4.9  Tangible Personal Property.

    (a) Each of the Company and its Subsidiaries has good and marketable title to all machinery and equipment, tools, spare and maintenance parts, furniture, vehicles, and all other tangible personal property (collectively, the "Tangible Personal Property") owned by the Company and its Subsidiaries, free and clear of any Liens, except as set forth on Schedule 4.9(a) and except for Permitted Liens. All items of Tangible Personal Property currently owned or used by the Company and its Subsidiaries as of the date hereof are in good operating condition and repair in all material respects in light of their respective ages, ordinary wear and tear excepted, are physically located at or about the Company's places of business and are owned outright by the Company and its Subsidiaries or validly leased except as otherwise set forth on Schedule 4.9(a) and subject to Permitted Liens. The owned and leased Tangible Personal Property constitutes all tangible personal property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted or as currently contemplated to be conducted. None of the Tangible Personal Property is subject to any agreement, arrangement, or understanding for its use by any person other than the Company or its Subsidiaries. The maintenance and operation of the Tangible Personal Property complies in all material respects with all applicable Laws, ordinances, contractual commitments, and obligations. Except as set forth on Schedule 4.9(a), no item of Tangible Personal Property owned or used by the Company and its Subsidiaries as of the date hereof is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement or arrangement of any kind. Schedule 4.9(a) sets forth a complete and correct fixed asset list of the Company and its Subsidiaries.

    (b) Schedule 4.9(b) sets forth a complete and correct list of all material Tangible Personal Property leases to which the Company or any of its Subsidiaries is a party, together with a brief description of the property leased. Each of the Company and its Subsidiaries has made available to Parent and MergerSub complete and correct copies of each lease (and any amendments thereto) listed on Schedule 4.9(b). Except as set forth on Schedule 4.9(b): (i)  each such lease is in full force and effect; (ii) all lease payments due to the date hereof on any such lease have been paid, and neither the Company, any of its Subsidiaries, nor (to the knowledge of the Company) any other party is in material default under any such lease, and no event has occurred that constitutes, or with or without notice, lapse of time, or both would constitute, a material default by the Company or any of its Subsidiaries or (to the knowledge of the Company) any other party under such lease; and (iii) there are no disputes or disagreements between the Company or any of its Subsidiaries and any other party in respect of any such lease.

    4.10  Interest in Company Property.  No officer, director or shareholder of the Company or any Company Subsidiary has any interest in any property, real or personal, tangible or intangible, including copyright, trademarks, or trade names used in or pertaining to the business of the Company or any Company Subsidiary.

    4.11  Accounts Receivable.  The accounts receivable and notes receivable (collectively, the "Accounts Receivable") reflected on the Interim Balance Sheet are, and the Accounts Receivable of the Company created from and after the date of the Interim Balance Sheet to the Closing Date will be, free and clear of any Liens except as otherwise set forth on Schedule 4.11. All Accounts Receivable of the Company and its Subsidiaries (i) arose from bona fide sales of goods or services in the ordinary course of business consistent with past practices, (ii) are accurately and fairly reflected on the Interim Balance Sheet or, in respect of Accounts Receivable of the Company and its Subsidiaries created after the date thereof are accurately and fairly reflected in the books and records of the Company, and (iii) except as set forth on Schedule 4.11, are valid and collectible, net of the reserve for uncollectible accounts reflected on the Interim Balance Sheet, and there is no contest, claim, or right of set-off contained in any agreement with any maker of any such Account Receivable relating to the amount or validity thereof.

    4.12  Accounts Payable.  All accounts payable of the Company and its Subsidiaries (i) arose from bona fide purchases in the ordinary course of business consistent with past practices, and (ii) are accurately and fairly reflected on the Interim Balance Sheet or, in respect of accounts payable of the Company and its Subsidiaries created after the date thereof, are accurately and fairly reflected in the books and records of the Company.

    4.13  Inventory.  The inventory of the Company and its Subsidiaries, including, without limitation, raw materials, work in progress, and finished goods, consists only of items of a quality and quantity useful or saleable in the ordinary course of business of the Company and its Subsidiaries and consistent with past practices. The inventories as reflected on the Interim Balance Sheet are valued at the lower of cost (determined by the FIFO method of accounting) or market value. The inventory of the Company and its Subsidiaries was purchased at prices and in quantities consistent with the Company's custom in the ordinary course of business. Schedule 4.13 sets forth a complete and correct list of each location of inventory of the Company and its Subsidiaries, and a list of any agreements, including processing agreements and consignment agreements, applicable to such inventory.

    4.14  Backlog.  All outstanding customer purchase orders for products of the Company and its Subsidiaries have been entered at prices and upon terms and conditions consistent with the normal practices of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has

been informed by any customer that any material order included in the Company's or its Subsidiaries' backlog is likely to be cancelled or terminated prior to its completion.

    4.15  Material and Affiliated Contracts.

    (a) Except as set forth on Schedule 4.15(a), neither the Company nor any Subsidiary is party to, or subject to:

       (i) any agreement, arrangement, or understanding, or series of related agreements, arrangements, or understandings, that involves annual expenditures or receipts by the Company or any of its Subsidiaries of more than $25,000 or that provides for performance, regardless of amounts, over a period in excess of six months after the date of such agreement, arrangement, or understanding;

      (ii) any license agreement, whether as licensor or licensee, other than licenses for generally available software used by the Company and its Subsidiaries in the ordinary course of business;

      (iii) any agreement with suppliers or customers for discounts or allowances;

      (iv) any note, bond, indenture, credit facility, mortgage, security agreement, or other instrument or document relating to or evidencing indebtedness for money borrowed or a security interest in or mortgage on the assets of the Company and its Subsidiaries;

      (v) any warranty, indemnity, or guaranty issued by the Company or any of its Subsidiaries (other than customary product warranties provided by the Company and its Subsidiaries in the ordinary course of business);

      (vi) any agreement, arrangement, or understanding granting to any person the right to use any property or property right of the Company or any of its Subsidiaries, including any lease;

     (vii) any agreement, arrangement, or understanding restricting the right of the Company or any of its Subsidiaries to engage in any business activity or to compete with any business;

     (viii) any joint venture agreement;

      (ix) any agreement granting to any person the right to manufacture or distribute products of the Company or any of its Subsidiaries;

      (x) any other material agreement, arrangement, or understanding not made in the ordinary course of business and consistent with past practices; or

      (xi) any outstanding offer or commitment to enter into any contract or arrangement of the nature described in clauses (i) through (x) of this Section 4.15(a).

    (b) Schedule 4.15(b) contains a complete and correct list of all agreements, arrangements, and understandings (including outstanding indebtedness) that are currently in effect between the Company or its Subsidiaries and any of the following and that involve a value of $25,000 or more: (i) each director and officer of the Company or any of its Subsidiaries; (ii) the spouses, children, grandchildren, siblings, parents, grandparents, uncles, aunts, nieces, nephews, or first cousins of any director or officer of the Company or any of its Subsidiaries or their respective spouses (collectively, "near relatives"); (iii) any trust for the benefit of any director or officer of the Company or any of its Subsidiaries or any of their respective near relatives; and (iv) any person owned or controlled by any director or officer of the Company or any of its Subsidiaries or any of their respective near relatives. The agreements, arrangements, and understandings described in Schedules 4.15(a) and 4.15(b) are collectively referred to herein as "Material Contracts."

    (c) Each of the Company and its Subsidiaries has delivered to Parent and MergerSub complete and correct copies of each written Material Contract and all amendments thereto and Schedules 4.15(a)

and 4.15(b) contain accurate summary descriptions of all oral Material Contracts. Except as set forth on Schedule 4.15(c): (i) each Material Contract is in full force and effect; (ii) neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any other party is in default under any such Material Contract, and no event has occurred that constitutes, or that with or without notice, lapse of time, or both would constitute, a default by the Company or any Subsidiary or, to the knowledge of the Company, by any other party under such Material Contract; and (iii) there are no disputes or disagreements between the Company or any of its Subsidiaries and any other party in respect of any such Material Contract.

    4.16  Compliance with Laws.  Except as set forth on Schedule 4.16, each of the Company and its Subsidiaries is complying and has complied in all material respects with all Laws and ordinances applicable to its business, properties, and operations, and has secured all necessary permits, authorizations, and licenses issued by any Governmental Entity applicable to its business, properties, and operations. Without limiting the generality of, and in addition to, the foregoing, Company is complying and has complied with all applicable United States Federal and state and foreign Laws in connection with the offers, sales and issuances of all shares of Company Capital Stock. Except in respect of incidents of noncompliance that have been corrected, neither the Company nor any Subsidiary has received any notice alleging a failure to so comply or to secure such a permit, authorization, or license nor, to the knowledge of the Company, is there any inquiry, investigation, or proceeding relating thereto.

    4.17  Legal Proceedings.  Except as set forth on Schedule 4.17, there are no actions, suits, proceedings (including, without limitation, arbitral and administrative proceedings), claims, or governmental or regulatory investigations or audits pending or, to the knowledge of the Company, threatened, against the Company, any of its Subsidiaries, or its or its Subsidiaries' properties, assets, or business, or pending or, to the knowledge of the Company, threatened, against, relating to, or involving any of the officers, directors, employees, or agents of the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries. There are no such actions, suits, proceedings, claims, or investigations pending or, to the knowledge of the Company, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. Except as set forth on Schedule 4.17, there is no Order or award (whether issued by an arbitrator, a Governmental Entity, or otherwise) to which the Company or any of its Subsidiaries is a party, or involving the property, assets, or business of the Company or its Subsidiaries, that is unsatisfied or that requires continuing compliance therewith by the Company or any of its Subsidiaries. For the purposes of this Agreement, an action, suit, proceeding, claim, investigation, dispute, or other matter will be deemed to have been "threatened" if any demand or statement has been made in writing or any notice has been given in writing or if any other event has occurred, or any other circumstances exist, that would lead a prudent person to conclude that such action, suit, proceeding, claim, investigation, dispute, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

    4.18  Ability to Conduct the Business. Except as set forth on Schedule 4.18, there is no agreement, arrangement, or understanding to which the Company or any of its Subsidiaries is a party, nor any Order of any Governmental Entity directed at the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries is named nor, to the knowledge of the Company, any other Order that reasonably could be expected to in any such case prevent the use by the Company or any of its Subsidiaries of its or its Subsidiaries' assets and properties or the conduct by the Company or its Subsidiaries of its or its Subsidiaries business as of the date hereof. Each of the Company and its Subsidiaries has in force, and has complied in all material respects with, all of the conditions and requirements imposed by, all material permits, licenses, exemptions, consents, authorizations, and approvals used in or required for the conduct of its business as presently conducted. Neither the Company nor any Subsidiary has received any notice of, and to the knowledge of the Company, there is no intention on the part of any Governmental Entity to cancel, revoke, or modify, or any inquiries, proceedings, or investigations the purpose or possible outcome of which is the cancellation, revocation, or modification of, any such permit, license, exemption, consent, authorization, or approval. Such permits, licenses, exemptions, consents, authorizations, and approvals will not be adversely affected by the consummation of the transactions contemplated hereby.

    4.19  Labor Matters.

    (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the knowledge of the Company, there have been no organizing activities involving Company or any of its Subsidiaries in respect of any group of employees of Company or any of its Subsidiaries.

    (b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances, or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would have a Material Adverse Effect.

    (c) There are no complaints, charges, or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries.

    (d) Each of the Company and its Subsidiaries is in material compliance with all Laws and Orders relating to the employment of labor, including all such Laws and Orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act, as amended ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation, and the collection and payment of withholding and/or social security Taxes and any similar Tax.

    (e) Schedule 4.19(e) sets forth the names of all directors and officers of the Company and its Subsidiaries, together with the respective term of office and titles for each such person and all remuneration payable to any such officers and directors. Schedule 4.19(e) includes, (i) in respect of each director and officer of the Company and its Subsidiaries, such person's date of employment, the current salary and commission terms of such person, the date and amount of such person's most recent salary increase, the amount of any bonuses or other cash compensation (other than regular salary or commissions) paid since December 31, 1998 to such person and a description of all compensation arrangements currently applicable to such person, and (ii) in respect of all other employees of the Company and its Subsidiaries, their dates of employment and compensation for the year ended December 31, 1999.

    4.20  Employee Benefit Plans.

    (a)  List of Benefit Plans and Employee Arrangements.  Schedule 4.20(a) sets forth a complete and correct list of:

       (i) all "employee benefit plans," as defined in Section 3(3) of ERISA, pursuant to which the Company or its Subsidiaries has any obligation or liability, contingent or otherwise ("Benefit Plans"); and

      (ii) all employment or consulting agreements, bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, supplemental retirement, cafeteria benefits (Section 125 of the Code) or dependent care (Section 129 of the Code), sick days, stock award, stock option, stock purchase, tuition assistance, club membership, employee discount, employee loan, or vacation pay agreements, policies, or arrangements that the Company or any of its Subsidiaries maintains or has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, or employee of the Company or its Subsidiaries (the "Employee Arrangements").

    (b)  Documents.  In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents, if applicable, has been provided to Parent and MergerSub:

       (i) the most recent plan and related trust documents and all amendments thereto;

      (ii) the most recent summary plan description and all related summaries of material modifications thereto; and

      (iii) each written employment, consulting or individual severance or other compensation agreement and all amendments thereto.

    (c)  Pension Plans.  Neither the Company nor any of its Subsidiaries has during the preceding six years had any obligation or liability (contingent or otherwise) in respect of a Benefit Plan that is subject to Title IV of ERISA.

    (d)  Tax Qualification.  The Benefit Plans and their related trusts that are intended to qualify under Sections 401 and 501(a) of the Code, respectively, so qualify.

    (e)  Contributions.  All contributions or other payments required to have been made by the Company or its Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

    (f)  Compliance with Laws.  The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and all applicable Laws.

    (g)  Claims.  There are no pending or, to the knowledge of the Company, threatened actions, suits, proceedings, or claims against or relating to any Benefit Plan or Employee Arrangement other than routine benefit claims by persons entitled to benefits thereunder.

    (h)  Change in Control.  Except as disclosed in Schedule 4.20(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former, or retired) of the Company or its Subsidiaries, (ii) increase any benefits under any Benefit Plan or Employee Arrangement, or (iii) result in the acceleration of the time of payment of, vesting of or other rights in respect of any such benefits.

    (i)  Options.  Schedule 4.1(b) contains the name of each option holder, the date of grant, exercise price, number of shares, type of option (incentive or non-qualified), term, and vesting schedule of all outstanding options.

    4.21  Environmental Matters.

    (a) Except as disclosed on Schedule 4.21.

       (i) each of the Company, its Subsidiaries and their respective operations have been and are, and the Real Property during the period that is or was owned, operated, or leased by or for the Company or its Subsidiaries is or was, in material compliance with all Environmental Laws and the Company and its Subsidiaries have obtained, currently maintain and are in material compliance with all permits, authorizations, licenses, or similar approvals required by Environmental Laws and neither the Company nor any Subsidiary is aware of any facts, circumstances, or conditions that could reasonably be expected to interfere with such continued compliance or require material capital expenditures to maintain such compliance;

      (ii) no judicial or administrative proceedings are pending or, to the knowledge of the Company, threatened, against the Company, its Subsidiaries, or to the knowledge of the Company the Real Property currently or formerly owned, operated, or leased by or on behalf of the Company or its Subsidiaries, alleging the violation of or seeking to impose liability under or pursuant to any Environmental Law, and there are no investigations pending or, to the knowledge of the Company, threatened, under or pursuant to Environmental Laws against the Company, its Subsidiaries, or, to the knowledge of the Company, the Real Property currently or formerly owned, operated, or leased by or on behalf of the Company or its Subsidiaries;

      (iii) except in respect of costs associated with ongoing environmental management of the Company's and its Subsidiaries' operations in the ordinary course of business, neither the Company nor its Subsidiaries has received any notice or other communication alleging that the Company or its Subsidiaries is or could be liable for the cost of investigating, remediating, or otherwise addressing Hazardous Material under Environmental Laws at any property, regardless of ownership;

      (iv) except in respect of costs associated with ongoing environmental management of the Company's and its Subsidiaries' operations in the ordinary course of business, neither the Company nor its Subsidiaries is subject to any outstanding Environmental Costs and Liabilities and, there are not, to the knowledge of the Company, any facts, circumstances, or conditions relating to, arising from, associated with, or attributable to the operations of the Company or its Subsidiaries or any Real Property currently or formerly owned, operated, or leased by or on behalf of the Company or its Subsidiaries, including any Release of Hazardous Material, that could reasonably be expected to result in the Company or its Subsidiaries incurring Environmental Costs and Liabilities other than the costs associated with ongoing environmental management of the Company and its Subsidiaries in the ordinary course of business;

      (v) to the knowledge of the Company, there is not now, nor has there been in the past, on, in, or under any Owned Real Property at the time owned or operated by the Company or any of its Subsidiaries or any Leased Real Property at the time leased by the Company or any of its Subsidiaries (x) any underground storage tanks, above-ground storage tanks, dikes, or impoundments containing Hazardous Material, (y) any asbestos-containing materials, or (z) any polychlorinated biphenyls; and

      (vi) neither the Company nor any of its Subsidiaries has filed any notice under Environmental Laws indicating past or present treatment, storage, or disposal of hazardous wastes as defined under 40 C.F.R. Parts 260-270 or any state equivalent or reporting a Release of Hazardous Material.

    (b) Each of the Company and its Subsidiaries has provided Parent and MergerSub with complete and correct copies of all environmentally related audits, assessments, studies, reports, analyses, and results of investigations involving the Company, its Subsidiaries, or any Real Property currently or formerly owned, operated, or leased by the Company or its Subsidiaries that are in the Company's or its Subsidiaries' possession, custody, or control.

    (c) To the knowledge of the Company, the transactions contemplated by this Agreement do not require the filing of any notice with or the approval of any Governmental Entity with jurisdiction over environmental or health or safety matters, including, without limitation, the provision of notice of change of control under any permit, authorization, license, or similar approval required by Environmental Law.

    (d) The following terms have the following definitions:

       (i) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs, and expenses (including, without limitation, fees, disbursements, and expenses of legal counsel, experts, engineers, and consultants and the costs of investigation and feasibility studies, and remedial action) relating to or arising from or under any Environmental Law or any agreement with any Governmental Entity or other person thereunder or pursuant thereto.

      (ii) "Environmental Law" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. For the purposes of any representation in this Section 4.20 regarding current environmental conditions, "Environmental Law" means such laws in effect as of the Closing, and for the purposes of any representation in this Section 4.20 regarding historical environmental conditions, "Environmental Law" means such laws in effect at such time.

      (iii) "Hazardous Material" means any substance, material, or waste that is regulated by any Governmental Entity as hazardous, toxic, a pollutant, contaminant, or words of similar meaning or effect, including, petroleum products, asbestos, urea formaldehyde, and polychlorinated biphenyls.

      (iv) "Release" means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment.

    4.22  Warranties; Products Claims.  During the three-year period prior to the date hereof, neither the Company nor its Subsidiaries has experienced any material return or warranty claims, nor are there any pending or, to the knowledge of the Company, threatened, any material return or warranty claims in respect of products sold by the Company or its Subsidiaries and for which the Company may have continuing liability or obligations as of the date hereof.

    4.23  Tax Matters.

    (a) Except as set forth on Schedule 4.23(a), all Tax Returns required to be filed by or in respect of the Company and its Subsidiaries have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct, and complete in all material respects. Each of the Company and its Subsidiaries has timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due. The Company and each Subsidiary will file all Tax Returns that it may become required to file on or after the date of this Agreement and on or before the Closing Date. All Tax Returns that the Company or its Subsidiaries file on or after the date of this Agreement and prior to the Closing Date will be correct and complete in all material respects, and all Taxes due in connection with such Tax Returns will be paid when due. The amount of Company's liability for unpaid Taxes for all periods ending on or before the date of the Interim Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Interim Financial Statements, and the amount of Company's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as such accruals are reflected on the Interim Financial Statements, as adjusted for operations and transactions in the ordinary course of business of the Company since the date of the Interim Financial Statements in accordance with past custom and practice. The Company and its Subsidiaries have made all required estimated Tax payments sufficient to avoid any underpayment penalties. The Company and its Subsidiaries have complied in all material respects with all applicable federal, state, local, and foreign Laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages, and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable federal, state, local, and foreign Laws. Neither the Company nor its Subsidiaries have requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

    (b) There are no outstanding agreements, waivers, or other documents or arrangements with the Internal Revenue Service ("IRS") or any other taxing authority extending the period for the collection or assessment of, Taxes due from or in respect of the Company or its Subsidiaries for any taxable period (including, but not limited to, any applicable statute of limitation), and no power of attorney granted by or in respect of the Company or its Subsidiaries relating to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any Law has been entered into by or in respect of the Company or its Subsidiaries. All deficiencies asserted or assessments made as a result of any examination by the IRS or any other taxing authority of the Tax Returns of, covering or including the Company and its Subsidiaries have been fully paid and neither the Company nor its Subsidiaries have received any notice from any taxing authority that it intends to conduct an audit, exam or other proceeding. Except as set forth on Schedule 4.23(b), no audit, examination or other proceeding by any taxing authority or similar person is pending or, to the knowledge of the Company, threatened in regard to any Taxes due from or in respect of the Company and its Subsidiaries or any Tax Return filed by or in respect of the Company and its Subsidiaries. No assessment of Taxes is proposed against the Company or its Subsidiaries or any of its or its Subsidiaries' assets. No issue has been raised by any taxing authority in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Neither the Company nor its Subsidiaries has obtained or is subject to any private letter ruling of the IRS or comparable ruling, advisory opinion or similar document of other taxing authorities.

    (c) None of the Company, its Subsidiaries, or any other person on behalf of the Company or its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code (or any predecessor provision) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or its Subsidiaries. Except as set forth on Schedule 4.23(c), neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of any federal, state, local or foreign Law by reason of any change in any accounting method initiated by the Company or its Subsidiaries, there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or its Subsidiaries, and the IRS has not proposed any such adjustments or changes in accounting method relating to the business or operations of the Company or its Subsidiaries. No property or asset of the Company or its Subsidiaries (i) is or will be required to be treated as being owned by any person (other than the Company and its Subsidiaries) pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code; or (iv) is "limited use property" (as that term is used in Rev. Proc. 76-30).

    (d) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or any other similar contract (whether or not written) pursuant to which they will have any obligations to make any payments after the Closing.

    (e) There is no contract, agreement, plan, or arrangement, including any stock option, covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or its Subsidiaries or their respective affiliates by reason of Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

    (f)  Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other corporation pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous state, local, or foreign Law.

    (g) Schedule 4.23(g) lists all material elections with respect to Taxes affecting the Company as of the date hereof. After the date of this Agreement, no election with respect to Taxes will be made without the prior written consent of Parent.

    (h) Parent and MergerSub have received complete and correct copies of (i) all filed federal, state, local, and foreign Tax Returns of the Company and its Subsidiaries relating to the taxable periods since December 31, 1995, (ii) any audit report issued within the last five years or otherwise with respect to any audit or investigation in progress relating to Taxes due from or in respect of the Company and its Subsidiaries, their respective income, assets, or operations, and (iii) any extensions of the statute of limitations in respect of any Taxes due from or in respect of the Company and its Subsidiaries, their respective income, assets, or operations. Except as set forth on Schedule 4.23(h)(ii), none of the Tax Returns filed by or on behalf of the Company and its Subsidiaries since December 31, 1995 have been examined by the relevant taxing authority.

    (i)  To the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns asserting that the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

    (j)  There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company, except for Liens arising as a matter of law relating to current Taxes not yet due.

    (k) The Company and its Subsidiaries have never been a member of any other consolidated, combined, unitary, or affiliated group of corporations for any Tax purposes.

    (l)  Neither the Company nor its Subsidiaries is currently, has ever been or anticipates becoming a "United States real property holding company" within the meaning of Section 897(c) of the Code.

    (m) Neither the Company nor its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

    (n) The Company and its Subsidiaries have not taken or agreed to take, and will not take, any action that would prevent the Merger from constituting a reorganization qualifying under the provisions under Section 368(a) of the Code.

    (o) There is no taxable income of the Company or its Subsidiaries that will be reportable in a taxable period beginning after the Closing Date that is attributable to a transaction (such as an installment sale) that occurred prior to the Closing.

    (p) "Tax" or "Taxes" means all federal, state, provincial, local, municipal, or foreign taxes, charges, fees, levies, imposts, duties, gaming, and other similar assessment or liability, including, without limitation, gross or net income, gross receipts, alternative income or add-on taxes, capital, ad valorem, premium, excise, real property, personal property, sales, use, transfer, transfer gains, environmental, profits, inventory, capital stock, license, excise, severance, occupation, withholding, employment, payroll, Medicare, franchise, social security, unemployment, stamp, value-added, estimated water, rent and sewer service charges, customs duties, fees, or other taxes, including any interest, fines, penalties, assessments, reassessments, or additions to taxes imposed by any taxing authority (domestic or foreign) resulting from, attributable to, or incurred in connection with any tax or any contest, dispute, or refund thereof whether imposed by reason of contract, tax sharing agreement, tax reimbursement agreement, or any similar agreement (whether written or oral), assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any other predecessor or successor thereof or any analogous or similar provision under state, local or foreign law) or otherwise. "Tax Return" or "Tax Returns" means any report, return, document, declaration, or any other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) in respect of Taxes, including, information returns, any document in respect of or accompanying payments or estimated Taxes, or in respect of or accompanying requests for the extension of time in which to file any such report, return document, declaration, or other information, including any schedule or attachment thereto including any amendment thereof. "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

    4.24  Insurance.  Schedule 4.24 sets forth a complete and correct list of all insurance policies carried by, or covering, the Company and its Subsidiaries in respect of their respective businesses. Complete and correct copies of each such policy have been made available to Parent and MergerSub, all such policies are in full force and effect, and no notice of cancellation has been given in respect of any such policy. All premiums due thereon have been paid in a timely manner. Except as set forth on Schedule 4.24, there are no pending claims or, to the knowledge of the Company, threatened claims under any of the Company's or its Subsidiaries' insurance policies.

    4.25  Minute Books; Stock Record Books.  Except as disclosed on Schedule 4.25, complete and correct copies of the Company's and its Subsidiaries' minute books and stock record books have been provided to Parent and MergerSub. The minute books of the Company and its Subsidiaries contain true and complete originals or copies of all minutes of meetings of and actions by the shareholders, Board of Directors, and all committees of the Board of Directors of the Company and its Subsidiaries, and accurately reflect in all material respects all corporate actions of the Company and its Subsidiaries that are required by law to be passed upon by the Board of Directors or shareholders of the Company and its Subsidiaries. The stock record books accurately reflect all transactions in shares of the Company's and its Subsidiaries' capital stock.

    4.26  Brokers' or Finders' Fees.  Except as set forth on Schedule 4.26, no agent, broker, investment banker, or other person or firm acting on behalf of the Company and its Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company or its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

    4.27  Material Customers and Suppliers.

    (a) Schedule 4.27(a) sets forth a complete and correct list of the ten largest customers of the Company and its Subsidiaries in terms of amounts invoiced to such customers during the fiscal year ended December 31, 1999 and the ten months ended October 31, 2000, respectively (each, a "Material Customer"), showing the total amount invoiced to each such Material Customer for each such period. Except as set forth and described on Schedule 4.27(a) , no Material Customer has given the Company or its Subsidiaries any notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relationship between such customer and the Company or its Subsidiaries and there has not been any materially adverse change in the business relationship of the Company or its Subsidiaries with any such customer since December 31, 1999.

    (b) Schedule 4.27(b) sets forth a complete and correct list of the ten largest suppliers of the Company and its Subsidiaries in terms of amounts purchased from such suppliers during the fiscal year ended December 31, 1999 and the ten months ended October 31, 2000, respectively (each, a "Material Supplier"), showing the total amount purchased from each such Material Supplier for each such period. Schedule 4.27(b) also correctly identifies all current outstanding purchase orders of the Company and its Subsidiaries for goods or services with an aggregate value of $25,000 or more. Except as set forth on Schedule 4.27(b), no supplier identified on Schedule 4.27(b) has given the Company or its Subsidiaries any notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relationship between such supplier and the Company or its Subsidiaries and there has not been any materially adverse change in the business relationship of the Company or its Subsidiaries with any such supplier since December 31, 1999.

    4.28  Bank Accounts; Powers of Attorney.  Schedule 4.28 sets forth a complete and correct list showing: (i) all banks in which the Company and its Subsidiaries maintain a bank account or safe deposit box (collectively, "Bank Accounts"), together with, as to each such Bank Account, the account number, the names of all signatories thereof, and the authorized powers of each such signatory and, in respect of each such safe deposit box, the number thereof and the names of all persons having access thereto; and (ii) the names of all persons holding powers of attorney from the Company or its Subsidiaries, true and correct copies of which have been provided to Parent and MergerSub.

    4.29  Books and Records.  All of the records, data, information, databases, systems, and controls maintained, operated, or used by the Company and its Subsidiaries in connection with the conduct or administration of their respective businesses (including all means of access thereto and therefrom) are located on the premises of the Company and are under the exclusive ownership or direct control of the Company.

    4.30  Intellectual Property Rights.

    (a) As used herein, the term "Recorded Intellectual Property" means all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses (other than generally available software used by the Company or its Subsidiaries in the ordinary course of business) and know-how licenses, trade names, trademarks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications. Schedule 4.30(a) sets forth all right, title, and interest of the Company and its Subsidiaries in and to all of the Recorded Intellectual Property owned or used by the Company or its Subsidiaries in the operation of their respective businesses. Such Recorded Intellectual Property, together with copyrights, service marks, trade secrets, technical knowledge, know-how, and other confidential proprietary information and related ownership, use, and other rights, is collectively referred to as the "Intellectual Property." Except as set forth on Schedule 4.30(a), the Company and its Subsidiaries have the right to use, free and clear of any claims or rights of others, all Intellectual Property owned or used by them in the operation of their respective businesses, and such use does not infringe on any patent, trademark, copyright, service mark, or trade name, or misappropriate any other Intellectual Property, of others.

    (b) Except as set forth on Schedule 4.30(b), each of the Company and its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of its business as presently conducted. Each material item of Intellectual Property owned or used by the Company and its Subsidiaries immediately prior to the Closing will be owned or available for use by the Company and its Subsidiaries immediately subsequent to the Closing. The two patent applications reviewed by Parent's counsel, for the inventions titled "Improved Multi-Link Receiving Mechanism" and "Improved Receiver Architecture" (collectively, the "Patent Applications") describe Intellectual Property owned by the Company and utilized by the Company in the sample of the Company's products reviewed by Parent. The samples of the Company's products reviewed by Parent contain and accurately reflect the Company's Intellectual Property, and the Company has all rights necessary to use the Intellectual Property set forth or utilized in such samples. There has been no use, public disclosure, or offer to sell the inventions described in the Patent Applications and any other inventions that improve on, are derived from, or address the same problem as that of the Patent Applications that would constitute a bar under 35 U.S.C. Section 102 or a bar to patentability under the absolute novelty standard as applied in the European Patent Office. To the knowledge of the Company, there are no inventors of the Patent Applications or any other inventions that improve on, are derived from, or address the same problem as that of the Patent Applications who do not have an obligation to assign to the Company the rights in the Patent Applications or any other inventions that improve on, are derived from, or address the same problem as that of the Patent Applications.

    (c) Neither the Company nor its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third persons, and neither the Company nor its Subsidiaries has received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. No third person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or its Subsidiaries. Without limiting the generality of, and in addition to, the foregoing, Optoma Corp. (formerly known as CTX Opto Electronics Corp.) ("CTX") has no right, title or interest in, and has not used for any purpose or allowed or assisted any other party to use for any purpose, any Intellectual Property rights of the Company or its Subsidiaries, whether pursuant to the Series A Preferred Stock Purchase Agreement dated as of February 24, 1999 between the Company (formerly known as Paneltronix, Inc.) and CTX or otherwise, and CTX has not licensed, transferred or otherwise granted to any other party any right to use any Intellectual Property rights of the Company or its Subsidiaries.

    (d) Schedule 4.30(d) identifies each material item of Intellectual Property that any third person owns and that the Company or its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. In respect of each such item of used Intellectual Property:

       (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

      (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

      (iii) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with or without notice, lapse of time, or both would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

      (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof.

    (e) Except as set forth on Schedule 4.30(e), neither the Company nor its Subsidiaries has granted any licenses of or other rights to use any of the Intellectual Property of the Company and its Subsidiaries to any third person.

    (f)  Neither the Company nor its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property.

    4.31  Sales Representatives and Other Sales Agents/Sales Offices.  Schedule 4.31 sets forth a complete and correct list of the names and addresses of each sales representative or other sales agent currently engaged by the Company and its Subsidiaries who is not an employee of the Company or its Subsidiaries, and a summary description of the territory assigned to each such person (noting whether such territory is exclusive or non-exclusive). Schedule 4.31 also sets forth a complete and correct list of all agreements between the Company, its Subsidiaries and any such person, complete and correct copies of which agreements have been provided to Parent and MergerSub.

    4.32  Information Furnished.  Neither the representations or warranties of the Company contained in this Agreement nor the statements made by the Company in the Schedules attached hereto contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, as the case may be, in light of the circumstances under which they were made, not misleading.

ARTICLE V

Covenants Related to Conduct of the Business

    5.1  Inspection.  From and after the date hereof and until the Closing, the Company shall, and shall cause its Subsidiaries to: (i) give to each of Parent and MergerSub and its officers, directors, employees, agents, financial, advisors, attorneys, accountants, environmental professionals and other representatives (collectively, "Representatives") free, full, and complete access on reasonable notice during normal business hours to all books, records, Tax Returns, files, correspondence, executive employees, facilities, and properties of the Company and its Subsidiaries; (ii) provide each of Parent and MergerSub and its Representatives all information and material pertaining to the business and affairs of the Company and its Subsidiaries as Parent and MergerSub may deem reasonably necessary or appropriate; (iii) without limiting the generality of the foregoing, permit Parent's and MergerSub's accountants to examine the Company's and its Subsidiaries' financial statements for any fiscal period; and (iv) use its reasonable efforts to afford each of Parent and MergerSub and its Representatives the opportunity to meet with the customers, executive employees, and vendors of the Company and its Subsidiaries to discuss the business, condition (financial or otherwise), operations, and prospects of the Company and its Subsidiaries. Notwithstanding the preceding sentence, Parent and MergerSub shall coordinate all meetings or other communications with the Company's customers, suppliers, and employees with management of the Company.

    5.2  Financial Statements.  From and after the date hereof and continuing until the Closing, as soon as available, and in any event within 20 days after the end of each calendar month, the Company shall, and shall cause its Subsidiaries to, furnish to Parent and MergerSub an unaudited balance sheet as of the last day of the month during such period and the related statements of income and cash flows of the Company and its Subsidiaries for such month. Such monthly financial statements shall fairly present the financial position, results of operations, and changes in financial position of the Company and its Subsidiaries as of the indicated dates and for the indicated periods and shall be prepared in accordance with GAAP, consistently applied, except as otherwise stated therein, and the omission of footnote disclosure and any year-end adjustment consistent with past practice.

    5.3  Interim Operations of the Company and its Subsidiaries.

    (a) From the date hereof to the Closing, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary course consistent with past practices, and the Company shall not, and shall cause its Subsidiaries not to, unless Parent or MergerSub gives its prior written approval:

       (i) amend or otherwise change their articles of incorporation or bylaws, as each such document is in effect on the date hereof;

      (ii) issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock or issue, grant, or enter into any subscription, option, warrant, right, convertible or exchangeable security, or other agreement or commitment of any character obligating the Company or its Subsidiaries to issue securities, other than shares issued pursuant to the exercise of Company Stock Options outstanding as of the date hereof;

      (iii) declare, set aside, make, or pay any dividend or other distribution in respect of their capital stock;

      (iv) redeem, purchase, or otherwise acquire, directly or indirectly, any of their capital stock;

      (v) authorize any capital expenditures (other than those set forth on Schedule 5.3(a)(v)) or sell (including sale by sale-leaseback), pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of the Company or its Subsidiaries except for sales of manufactured products or obsolete equipment in the ordinary course of business consistent with past practices;

      (vi) acquire (by merger, share exchange, consolidation, combination, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or enter into any contract, agreement, commitment, or arrangement in respect of any of the foregoing;

     (vii) incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, lease, commitment, or arrangement in respect thereof, other than in the ordinary course of business consistent with past practice;

     (viii) enter into any new material contract, agreement, lease, or commitment, or amend or terminate any existing material contract, agreement, lease, or commitment, other than in the ordinary course of business and with the consent of Parent, which consent will not be unreasonably withheld;

      (ix) enter into, amend, or terminate any employment or consulting agreement with any director, officer, consultant, or employee of the Company or its Subsidiaries, enter into, amend, or terminate any employment or consulting agreement or arrangement with any other person other than in the ordinary course of business consistent with past practice, or take any action in respect of the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Company or its Subsidiaries in effect on the date hereof;

      (x) enter into, extend, or renew any lease for equipment, office space, or other space;

      (xi) fail to pay any accounts payable of the Company or its Subsidiaries in the ordinary course of business consistent with past practice and in accordance with their terms consistent with past practices;

     (xii) accelerate the collection of, or sell or otherwise transfer, any accounts receivable of the Company or its Subsidiaries;

     (xiii) except as required by applicable Law, adopt, amend, or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer or employee of the Company or its Subsidiaries, or withdraw from any multi-employer plan so as to create any liability under Article IV of ERISA to any entity;

     (xiv) pay (except for salary under existing employment arrangements, advances to salespersons in the ordinary course of business, and directors' fees under standard terms in effect prior to the date hereof), loan, or advance any amount to, or sell, transfer, or lease any assets or properties to, or enter into any agreement or arrangement with, any of their officers or directors or any affiliate, associate, or near relative of any of their officers or directors;

     (xv) except in the ordinary course of business consistent with past practice, write down (or write up) the value of any inventory or write off as uncollectible any Accounts Receivable;

     (xvi) cancel any debts or waive any claims or rights of substantial value, other than in the ordinary course of business consistent with past practice, or cancel or terminate any Material Contract;

    (xvii) dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, copyright, or other intangible asset, or dispose of or disclose to any person any trade secret, formula, process, or know-how not theretofore a matter of public knowledge;

    (xviii) change any of the banking or safe deposit arrangements described in Schedule 4.28, except in the ordinary course of business;

     (xix) grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise, in respect of the obligation of any person;

     (xx) make any change in financial or Tax accounting methods, principles, or practices or make or cause to be made any elections on Tax Returns of the Company and its Subsidiaries, unless required by GAAP or applicable law;

     (xxi) take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code;

    (xxii) extend credit in the sale of products, collection of receivables, or otherwise, other than in the ordinary course of business consistent with past practice;

    (xxiii) fail to maintain its books, accounts, and records in the usual, regular, and ordinary manner on a basis consistent with prior years;

    (xxiv) adopt or amend in any material respect any collective bargaining agreement, Benefit Plan, or Employee Arrangement other than as required by applicable Law;

    (xxv) grant any increase in compensation, or grant or make any bonus or other compensatory payments, to any director, officer, or consultant of the Company or its Subsidiaries except in the ordinary course business consistent with past practice and not exceeding 3% of salary for any year or part thereof;

    (xxvi) make or revoke any Tax election that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, or compromise or settle any material Tax liability;

   (xxvii) grant any increase in compensation to any other employee of the Company or its Subsidiaries except in the ordinary course of business consistent with past practice; or

   (xxviii) agree, whether in writing or otherwise, to do any of the foregoing.

    (b) From the date hereof to the Closing, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available in all material respects the services of their present officers and employees, to preserve intact their banking relationships and credit facilities, to preserve intact their relationships with their customers and vendors, to preserve the goodwill of those having business relationships with them, and to comply with all applicable Laws in all material respects. Without limiting the foregoing, as soon as practical after the date hereof, the Company shall obtain reasonable workers compensation insurance.

ARTICLE VI

Additional Agreements

    6.1  Registration Rights.  The shares of Parent Common Stock to be issued in connection with the transactions contemplated hereby will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) and/or Rule 506 under the Securities Act. Parent shall, at Parent's expense (except underwriting discounts and commissions), prepare and file a registration statement pursuant to the requirements of the Shareholders Agreement (the "Registration Statement"). Parent shall thereafter use its reasonable efforts to cause such Registration Statement to become filed. The date such Registration Statement becomes effective is referred to as the "Registration Effective Date". Parent shall use its reasonable efforts to keep the Registration Statement effective for a period from the initial date of effectiveness through the first anniversary of the Closing Date. From and after the Effective Time and for so long as is necessary in order to permit each holder of Parent Common Stock issued pursuant to the transactions anticipated hereby to sell the Parent Common Stock held by it pursuant to Rule 144 under the Securities Act, Parent will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act referred to in Paragraph (c)(1) of Rule 144 under the Securities Act, in order to permit each holder of Parent Common Stock issued pursuant to the transactions anticipated hereby to sell the Parent Common Stock held by it pursuant to the terms and conditions of Rule 144. The foregoing notwithstanding, no holder of Company Capital Stock shall, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, any shares of Parent Common Stock received pursuant to this Agreement or enter into any swap or other arrangement that transfers to any other person, in whole or in part, any of the economic consequences of ownership of such Parent Common Stock; provided, however, that such holders of Parent Common Stock may (i) from and after the Registration Effective Date, transfer, sell, or otherwise dispose of up to 25% of the shares of Parent Common Stock received by such holder pursuant to the terms of this Agreement; (ii) from and after the 60th day after the Registration Effective Date, transfer, sell, or otherwise dispose of up to 50% of the shares of Parent Common Stock received by such holder pursuant to the terms of this Agreement; (iii) from and after the 120th day after the Registration Effective Date, transfer, sell, or otherwise dispose of up to 75% of the shares of Parent Common Stock received by such holder pursuant to the terms of this Agreement; and (iv) from and after the 180th day after the Registration Effective Date, transfer, sell, or otherwise dispose of all the shares of Parent Common Stock received by such holder pursuant to the terms of this Agreement.

    6.2  Company Shareholder Meeting.  The Company shall take all lawful action to (i) cause a special meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and (ii) solicit proxies from its shareholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement, or alternatively shall obtain the unanimous written consent (or if less, the requisite written consent of shareholders required under the Company's articles, bylaws, other organizational documents, other agreements binding upon the Company and under the CGCL) of the shareholders of the Company in accordance with the CGCL approving and adopting this Agreement (the "Shareholder Consent"). The Board of Directors of the

Company has recommended approval and adoption of this Agreement and the Merger by the Company's shareholders. Notwithstanding the foregoing provisions of this Section 6.2, regardless of whether the Board of Directors of the Company has withdrawn, amended, or modified its recommendation that the Company's shareholders approve and adopt this Agreement, unless this Agreement has been terminated pursuant to the provisions of Article VIII or has previously obtained the Shareholder Consent, the Company shall be required to hold the Company Shareholder Meeting.

    6.3  Compliance by the Company, Parent, and MergerSub.  From the date hereof to the Closing, none of the Company, Parent, or MergerSub shall take or fail to take any action, which action or failure to take such action would intentionally cause the representations and warranties made by it to be untrue or incorrect as of the Closing.

    6.4  Satisfaction of All Conditions Precedent.  From the date hereof to the Closing, each of the Company, Parent, and MergerSub shall use its commercially reasonable efforts to cause all conditions precedent to the obligations of Parent and MergerSub, in the case of the Company, and the Company, in the case of Parent and MergerSub, hereunder to be satisfied by the Closing.

    6.5  Acquisition Proposals.

    (a) The Company will not, nor will it authorize or permit any Representative of the Company to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company shall notify Parent of any Acquisition Proposal (including the material terms and conditions thereof (subject to confidentiality agreements existing as of the date hereof between the Company and any third party), any subsequent modifications thereto, and the identity of the person making it) as promptly as practicable after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto (subject to confidentiality agreements existing as of the date hereof between the Company and any third party). Immediately after the execution and delivery of this Agreement, the Company will, and will use its commercially reasonable efforts to cause its affiliates, and their respective Representatives to, cease and terminate any existing activities, discussions, or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and shall notify each party that it, or any Representative retained by it, has had discussions with during the 30 days prior to the date of this Agreement that the Board of Directors of the Company no longer seeks the making of any Acquisition Proposal. The Company shall take all necessary steps to promptly inform the persons referred to in the first sentence of this Section 6.5 of the obligations undertaken in this Section 6.5. "Acquisition Proposal" means an inquiry, offer, or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (w) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or substantially all the assets of the Company in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing. If the Company's board approves any Acquisition Proposal or the Company enters into a letter of intent or agreement concerning an Acquisition Proposal or consummates an Acquisition Proposal either before the termination of this Agreement or within six months after the termination of this Agreement (unless the Acquisition Proposal is first entertained by the Company after the termination of this Agreement under Section 8.2(b) or 8.3), the Company shall pay Parent a "break-up" fee in an amount equal to $5,000,000, payable by wire transfer of immediately available funds as soon as the Company's board approves any such Acquisition Proposal or the Company enters into a letter of intent or agreement concerning such an Acquisition Proposal or consummates such an Acquisition Proposal.

    (b) The Board of Directors of the Company will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or MergerSub, its approval or recommendation of this Agreement or the Merger. Nothing contained in this Section 6.5(b) shall prohibit the Company from making any disclosure to the Company's shareholders that, in the good faith reasonable judgment of the Board of Directors of the Company, after consultation with independent legal counsel, is required under applicable law; provided, however, that the Company may not withdraw or modify, or propose to withdraw or modify, its position in respect of the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Nothing in this Section 6.5(b) shall (i) permit the Company to terminate this Agreement (except as provided in Article VIII) or (ii) affect any other obligation of the Company under this Agreement.

    6.6  Notice of Developments.  From the date hereof to the Closing, the Company shall notify Parent and MergerSub of any changes or developments in respect of the business, operations, or prospects of the Company that has had, or could reasonably be expected to result in, a Material Adverse Effect.

    6.7  Public Announcements.  Each of Parent, MergerSub, and the Company will consult with one another before issuing any press release or otherwise making any public statement in respect of the transactions contemplated by this Agreement, including, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the NASDAQ, as determined by Parent, MergerSub, or the Company, as the case may be. If either party proposes to make such disclosure, it will first notify the other party in writing and both parties will use their best efforts to reach agreement on the form and substance of the disclosure to be made. Notwithstanding the foregoing, each party may seek advice of its counsel, accountants and other advisors with respect hereto. The obligations of this Section 6.7 shall remain in effect for a period of six (6) months following the termination of this Agreement.

    6.8  Notice of Breach.  From the date hereof to the Closing, each party hereto shall, immediately upon becoming aware thereof, give detailed written notice to the other parties hereto of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to such party prior to the date of this Agreement, of any of such party's covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

    6.9  Continuation of Insurance Coverage.  From the date hereof to the Closing, the Company shall keep in full force and effect insurance coverage for the Company and its assets and operations comparable in amount and scope to the coverage now maintained covering the Company and its assets and operations.

    6.10  Maintenance of Credit Terms.  From the date hereof to the Closing, the Company shall continue to effect sales of its products and services only on the terms that have historically been offered by the Company or on such other terms as market conditions may dictate consistent with commercially reasonable practices.

    6.11  Updating Schedules.  From the date hereof until the Closing, the Company shall disclose to Parent and MergerSub any material variances from the representations and warranties contained in Article IV promptly upon discovery thereof. The Company shall promptly provide Parent and MergerSub with any supplemental information regarding such disclosure that is reasonably requested. The applicable Schedule(s) shall be deemed supplemented by any such disclosures that relate to occurrences subsequent to the date of this Agreement; the Schedules shall not be otherwise amended or supplemented by any such disclosures. Such supplements, however, shall be not be given effect in determining whether the Closing condition contained in Section 7.2 has been satisfied. The satisfaction of such condition to Closing shall be based on the Schedules as delivered on the date of this Agreement without regard to such supplements. In the event such Closing condition is satisfied or waived by Parent and MergerSub, the right of Parent or MergerSub to recover under the indemnity provisions of Article IX shall be determined based upon the Schedules as so supplemented, which supplements shall be deemed to cure and correct any breach of the representations and warranties contained in Article IV that would have existed in the absence thereof. In the case of any matters disclosed by the Company that do not result in a supplement of the Schedules as specified above, Parent and MergerSub will be entitled to seek recovery under the indemnity provisions of Article IX for any breach of the representations and warranties contained in Article IV related to or arising from such matters so disclosed.

    6.12  Third Party Consents.  The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals of third persons (including, without limitation, such as are listed on Schedule 4.4(c)) necessary to the consummation of the transactions contemplated hereby (the "Company Consents") and will provide to Parent and MergerSub copies of each such Company Consent promptly after it is obtained. Parent and MergerSub shall cooperate fully with the Company in connection with the obtaining of the Company Consents; provided, however, that Parent and MergerSub shall not be required to pay any additional sums to secure such Company Consents.

    6.13  Commercially Reasonable Efforts and Certain Filings.  Subject to the terms and conditions of this Agreement, each of the Company, Parent and MergerSub will use its respective commercially reasonable efforts to maintain the accuracy of its representations and warranties hereunder and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, cooperating in respect of any necessary filings under the Hart Scott Rodino Act ("HSR Act"). None of the Company or its Subsidiaries, Parent, or MergerSub will take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement.

    6.14  Confidentiality.  The Company agrees that, from and after the date hereof, and Parent and MergerSub, agree that, from the date hereof and until the Closing or, in the event of a termination pursuant to Article VIII, from and after the date of such termination, neither the Company, Parent, MergerSub, nor any of their affiliates will, directly or indirectly, disclose, reveal, divulge, or communicate to any Person, other than authorized Representatives of the Company, Parent, or MergerSub, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the use by the Company, Parent, or MergerSub of any Confidential Information in connection with its analysis or evaluation of the proposed Merger. The parties hereto shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable law, the disclosing party shall, to the extent reasonably practicable, provide the non-disclosing party with prompt written notice of such requirement prior to making any disclosure so that the non-disclosing party may seek an appropriate protective order. Upon the termination of this Agreement pursuant to Section 8 herein, each party hereto shall promptly return or, at the request of the other party, destroy all documents, and copies of, and all work papers containing, confidential information received from the other parties hereto. For purposes of this Section 6.14, "Confidential Information" means (i) in the case of the Company, any confidential information in respect of the conduct or details of the business of Parent or MergerSub, and (ii) in respect of Parent or MergerSub, any confidential information in respect of the conduct or details of the business of the Company, in each case including, without limitation, methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line, or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets, or other specialized information or proprietary matters. The term "Confidential Information" does not include, and there shall be no obligation hereunder in respect of, information that (i) at the time of disclosure, is in the public domain through no act or failure to act by either party, (ii) a party had in such party's possession prior to the time of disclosure and received without any obligation of confidentiality, (iii) is rightfully and lawfully disclosed to a party with no obligation of confidentiality by a third party who did not acquire such information from either party, and (iv) is or was independently developed by a party having no knowledge of the information disclosed pursuant to this Agreement.

    6.15  Tax-Free Reorganization Treatment.  The Company, Parent, and MergerSub shall execute and deliver to Ater Wynne LLP, counsel to Parent and MergerSub, certificates relating to the tax-free reorganization treatment substantially in the forms to be agreed to by the parties as promptly as practicable following the date hereof, at such time or times as reasonably requested by such firm in connection with its delivery of its opinion in respect of the transactions contemplated hereby. Prior to the Effective Time, none of the Company, Parent, or MergerSub shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the representations in such certificates.

    6.16  Repurchase Right.  In consideration of the agreements by Parent contained in this Agreement and continued employment of Yukuang Wang ("Wang") and Guojin Liang ("Liang") by the Company after the Effective Times, Wang and Liang hereby grant to Parent the right to repurchase, at the option of Purchaser, up to 50% of the number of shares of Parent Common Stock Wang and Liang are entitled to receive under Section 2.1(b) at a price of $0.02 per share, which repurchase right may be exercised by Parent within 90 days after either Wang or Liang voluntarily leave the employment of Company or Parent. If not previously exercised, Parent's right of repurchase the shares of Parent Common Stock held by each of Wang and Liang shall lapse according to the following schedule: 12.5% of the shares on the end of the 3rd full calendar month following the Closing Date, and 12.5% of the shares at the end of each subsequent 3 month period for 2 years.

    6.17  Listing of Parent Common Stock.  Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ on or prior to the Closing Date, subject to official notice of issuance.

    6.18  Employment Agreements.  Contemporaneously with the Closing, if desired by Parent, the Company will enter into employment agreements as described in Section 7.2(i) below (the "Employment Agreements").

    6.19  HSR Fees.  All fees, if any, incurred in connection with possible filings by the Company and/or Parent required under the HSR Act shall be borne equally by the Company and Parent.

    6.20  Non-Competition Agreements.  Contemporaneously with the Closing, unless waived by Parent, the applicable employees and the Company will enter into separate non-competition agreements as described in Section 7.2(j) below (the "Non-Competition Agreements").

    6.21  [Reserved]

    6.22  Indemnification.  From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation, to the fullest extent permitted by the CGCL, indemnify, defend, and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (each an "Indemnified Party") against all losses, expenses (including, reasonable attorneys' fees and expenses), claims, damages, or liabilities or, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at, or after the Effective Time that are in whole or in part based on, or arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries. To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of directors or officers of the Company and its Subsidiaries in respect of their activities as such prior to the Effective Time, as provided in the Company's articles of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. The foregoing notwithstanding, the rights of any Indemnified Party under this section shall not be a defense to, and shall in no way limit, any obligation of any of the Signing Company Shareholders or any other shareholders of the Company under Article 9 or any other provision of this Agreement or under any other agreement or document executed by any of the Signing Company Shareholders or any other shareholder in connection with the transactions contemplated by this Agreement.

    6.23  FIRPTA.  Company shall, prior to the Closing Date provide Parent with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") FIRPTA Notification Letter which states that shares of capital stock of Company do not constitute "United States real property interests" under Section 897(c) of the Internal Revenue Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(4). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Company shall provide to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

ARTICLE VII

Conditions to Consummation of the Merger

    7.1  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

    (a) The Agreement shall have been approved and adopted by the Company Requisite Vote or the Shareholder Consent.

    (b) The Company, Parent, and MergerSub shall have timely obtained from each Governmental Entity all approvals, waivers, and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby, including approval under the HSR Act and such other approvals, waivers, and consents as may be required under the Securities Act and under other securities laws of any state or foreign nation.

    (c) There shall not be in effect any Law or Order of any Governmental Entity of competent jurisdiction restraining, enjoining, or otherwise preventing consummation of the transactions contemplated by this Agreement.

    (d) The Parent Common Stock required to be issued hereunder shall have been approved for listing on the NASDAQ National Market, subject only to official notice of issuance.

    7.2  Conditions to the Obligations of Parent and MergerSub.  The respective obligations of Parent and MergerSub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and MergerSub, as the case may be, to the extent permitted by applicable law:

    (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; in its sole and absolute discretion, Parent is satisfied with any matter reflected, listed, or disclosed in the updated schedules that was not reflected, listed or disclosed in the original schedules; the Company, the Signing Company Shareholders, and all other shareholders of the Company shall have performed and complied in all materials respects with all agreements required by this Agreement and the other agreements and documents to be executed in connection with this Agreement to be performed or complied with by the Company, the Signing Company Shareholders, and all other shareholders of the Company at or prior to the Closing Date; and Parent, and MergerSub, shall have received a certificate, dated as of the Closing Date, signed by a duly elected officer of the Company to the foregoing effects;

    (b) Parent shall have received an opinion of Ater Wynne LLP, dated the Effective Time, based on the representations of Parent, MergerSub, and the Company referred to in Section 6.15 substantially to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, MergerSub, and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the Company, Parent, or MergerSub as a result of the Merger.

    (c) Holders of shares of Company Common Stock representing no more than 0% of the outstanding Company Capital Stock, shall have exercised and not withdrawn, forfeited, or otherwise permitted to lapse dissenter's rights under the CGCL in respect of their shares of Company Capital Stock in connection with the Merger.

    (d) The Company shall have delivered to Parent the minute books and stock transfer records of the Company.

    (e) All consents, waivers, and approvals of any Governmental Entity or third person required in connection with the execution, delivery, and performance of this Agreement (including, without limitation, the consents listed on Schedule 4.4(c)) shall have been obtained.

    (f)  [Reserved]

    (g) The Company shall have delivered to Parent and MergerSub such good standing certificates and officers' certificates and similar documents as counsel for Parent and MergerSub shall have reasonably requested prior to the Closing Date, and all actions necessary to correct and complete the corporate records of the Company shall have been taken, including, without limitation, the filing of any Form D with respect to the Company's previous offers or sales of its securities and any filings required in connection with the Company Option Plan.

    (h) Parent shall have received a Shareholders Agreement executed by each shareholder of the Company substantially in the form attached as Exhibit C and the representations and warranties of each shareholder contained in the Shareholders Agreement and Letters of Transmittal shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; each such shareholder shall have performed and complied with all agreements required by the Shareholders Agreement and Letters of Transmittal to be performed or complied with by such shareholder at or prior to the Closing Date; and Parent, and MergerSub, shall have received a certificate, dated as of the Closing Date, signed by each such shareholder to the foregoing effects.

    (i)  Employment Agreements shall have been duly executed by the Company (and Parent if desired by Parent) and those current employees of the Company, and those new employees of the Company hired before the Closing, designated by Parent, in form and substance satisfactory to Parent.

    (j)  Non-Competition Agreements shall have been duly executed by the Company and/or, Parent, as designated by Parent, and those current employees of the Company, and those new employee of the Company hired before the Closing, designated by Parent, in form and substance satisfactory to Parent.

    (k) All outstanding rights, warrants, options and convertible securities of Company described in Section 4.1 (except for those options for which Substituted Stock Options are being issued) shall have been terminated, canceled or otherwise eliminated to the satisfaction of Parent. Without limiting the foregoing, CTX shall have delivered to the Company and Parent an executed acknowledgement and release whereby CTX acknowledges that it has no right to acquire, pursuant to the Series A Preferred Stock Purchase Agreement dated as of February 24, 1999 between the Company (formerly known as Paneltronix, Inc.) or otherwise, any additional equity or ownership interest in the Company, in form and substance satisfactory to Parent.

    (l)  Except as disclosed in this Agreement or the Schedules hereto, there shall not have been any change or series of changes that have a material adverse effect or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Company since the date of the Interim Financial Statement.

    (m) Guojin Liang, each of the current employees of the Company, any new employee of the Company hired before the Closing, and any former employees of the Company or other persons designated by Parent, shall have entered into a Confidentiality and Assignment of Inventions and Intellectual Property Agreement with the Company, in form and substance satisfactory to Parent, and each of Guojin Liang, the current employees of the Company designated by Parent, any new employee of the Company hired before the Closing designated by Parent, and other persons designated by Parent, shall have entered into a Confidentiality and Assignment of Inventions and Intellectual Property Agreements with the Parent, in form and substance satisfactory to Parent.

    (n) Before Closing, the Company and its Board shall have taken all action necessary to terminate the Company's 401K Plan.

    (o) If deemed necessary or desirable by Parent, before the Effective Time all of the outstanding shares of Company Preferred Stock shall have been converted into shares of Company Common Stock.

    (p) The following agreements and rights between or among the Company and its shareholders shall have been terminated and released, and all rights of the shareholders thereunder and all obligations of the Company shall have been terminated and released, by written instruments signed by all the shareholders of the Company and otherwise in form and substance satisfactory to Parent: (i) each of the rights of first refusal provisions and other rights, obligations and terms contained in Section 4 of each Common Stock Purchase Agreement between the Company and the holders of the Company Common Stock; (ii) the right of CTX to purchase an additional 2,200,000 of Series A Company Preferred Stock and each of the repurchase rights, rights of first refusal, resale restrictions and other rights, obligations and terms contained in Sections 1.2, 2.3, 3.5, 4, 5, 7, 8 and 9 of the Series A Preferred Stock Purchase Agreement dated as of February 24, 1999 between the Company (formerly known as Paneltronix, Inc.) and CTX; (iii) each of the repurchase rights, rights of first refusal, resale restrictions and other rights, obligations and terms contained in Sections 2.3, 3.5, 4, 5, 7 and 8 of each of the Series B Preferred Stock Purchase Agreement between the Company (formerly known as Paneltronix, Inc.) and each of the holders of Company Preferred Stock; (iv) any other agreements designated by Parent between and/or among the Company and/or any of the shareholders of the Company.

    (q) Each of CTX and any other shareholder of the Company designated by Parent shall released any claim it may have to any Intellectual Property rights of the Company or any technology of the Company, and shall have agreed to indemnify, defend and hold harmless the Company and the Parent for any Losses suffered or incurred by the Company or Parent or any Third Party Claims made against the Company or Parent with respect to any matters involving Intellectual Property rights of the Company or any of the Company's technology arising in connection with any actions taken by CTX or any such other shareholder, by written instrument in form and substance satisfactory to Parent.

    (r) All holders of Company Capital Stock shall have accurately completed and executed and delivered to Purchaser an accredited investor questionnaire in form and substance satisfactory to Parent.

    (s) The completion by Parent of a due diligence review and investigation by Parent, its counsel, accountants and other advisors, of the organization, capitalization, assets, technologies, liabilities, business and financial condition of the Company (including, without limitation, the intellectual property rights and risks of the Company, the restrictions under California or Taiwan law on the transactions contemplated by this Agreement, the Company's observance of corporate formalities and other requirements of corporate law, and the compliance by the Company's employees with applicable visa requirements), all of which must be satisfactory to Parent in its sole discretion.

The decision of Parent and MergerSub to consummate the transactions contemplated by this Agreement without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of the Company's representations, warranties, covenants, or indemnities herein, except as otherwise provided in Section 6.11.

    7.3  Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by the Company, to the extent permitted by applicable law:

    (a) The representations and warranties of Parent and MergerSub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; all agreements to be performed hereunder by Parent and MergerSub at or prior to the Closing Date shall have been performed in all material respects; and the Company shall have received a certificate, dated as of the Closing Date, signed by an officer of Parent to the foregoing effects.

    (b) The Company shall have received an opinion of Ater Wynne LLP dated the Effective Time, based on the representations of Parent, MergerSub and the Company referred to in Section 6.15 substantially to the effect that (i) the Merger will or should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, MergerSub, and the Company will or should be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the Company, Parent, or MergerSub as a result of the Merger.

ARTICLE VIII

Termination

    8.1  Termination by Mutual Agreement.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

    8.2  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company upon the occurrence of a Termination Event; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated. For the purposes of this Agreement, a "Termination Event" is deemed to occur if:

    (a) the Merger shall not have been consummated by January 31, 2001, whether such date is before or after the date of approval of the Merger by the Company Requisite Vote (the "Termination Date"); provided, however, that if any condition of Closing set forth in Section 7.1 that remains capable of satisfaction has not been fulfilled or waived prior to January 31, 2001 the Termination Date shall automatically extend to March 31, 2001; or

    (b) any Law or Order permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Requisite Vote or Shareholder Consent).

    8.3  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote, by action of the Board of Directors of the Company if there is a breach by Parent or MergerSub of any representation, warranty, covenant, or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.3(a) to be incapable of being satisfied as of the Termination Date.

    8.4  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote, by action of the Board of Directors of Parent if:

    (a) there is a breach by the Company or any shareholder of the Company of any representation, warranty, covenant, or agreement contained in this Agreement or any agreement or instrument executed in connection with this Agreement that cannot be cured and would cause a condition set forth in Section 7.2(a) to be incapable of being satisfied as of the Termination Date; or

    (b) the Board of Directors of the Company shall have withdrawn its recommendation of this Agreement in a manner adverse to Parent or shall have resolved to do the foregoing.

    8.5  Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than this Section 8.5, Section  6.14, and Article X) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

    8.6  Amendment.  This Agreement may be amended by action taken by the Company, Parent, and MergerSub (and the Depositary Agent if its rights, duties or obligations are affected by such amendment) at any time before or after approval of the Merger by the Company Requisite Vote or Unanimous Consent but, after any such approval, no amendment shall be made that changes the amount or form of the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, and the Depositary Agent, if relevant.

    8.7  Extension; Waiver.  At any time prior to the Effective Time, each party hereto (for these purposes, Parent and MergerSub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate, or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein.

Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX

Survival of Representations, Warranties, Covenants, and Agreements; Escrow Provisions

    9.1  Survival of Representations, Warranties, Covenants and Agreements; Escrow Provisions.  Notwithstanding any right of Parent, MergerSub, or the Company (whether or not exercised) to investigate the affairs of Parent, MergerSub, or the Company or any diligence review or investigation conducted by Parent or its Representatives, each party shall have the right to rely fully upon the representations, warranties, covenants, and agreements of the other party contained in this Agreement or in any instrument required to be delivered pursuant to Article VII. The covenants and agreements of the Company, Parent, and MergerSub contained in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time. The representations and warranties of the Company, Parent, and MergerSub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the first anniversary of the Closing Date (the "Expiration Date"). Except for the representations and warranties contained in this Agreement, none of Parent, MergerSub, or the Company has made any representations or warranties and, except for the representations and warranties contained in this Agreement, each of Parent, MergerSub and the Company acknowledges that no representations or warranties have been made by, and it has not relied upon any representations or warranties made by, any of the parties hereto or any of their respective Representatives in respect of this Agreement and the transactions contemplated hereby, and the documents and instruments referred to herein, notwithstanding the delivery or disclosure to such party or its Representatives of any documentation or other information in respect of any one or more of the foregoing. The inclusion of any entry on the Schedules attached hereto shall not constitute an admission by, or agreement of, the Company that such matter is material to the Company.

    9.2  Escrow Provisions.

    (a)  Establishment of the Escrow Fund.  "Escrow Amount" and "Escrow Fund" means the number of shares of Parent Common Stock obtained by multiplying (i) the aggregate number of shares of Parent Common Stock issuable by Parent at the Effective Time to holders of Company Capital Stock in accordance with Section 2.1 by (ii) 20%. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any shareholder, will be deposited with Mellon Investor Services LLC (the "Depositary Agent") (plus a proportionate share of any additional shares of Parent Common Stock as may be issued upon any stock splits, stock dividends, or recapitalizations effected by Parent following the Effective Time). The Escrow Fund will be governed by the terms set forth herein and shall be maintained at Parent's sole cost and expense. The portion of the Escrow Amount contributed on behalf of each shareholder of the Company shall be in proportion to the aggregate number of shares of Parent Common Stock to which such holder would otherwise be entitled under Section 2.1. The Depositary Agent shall have no duty or responsibility to verify or confirm the accuracy and sufficiency of the Escrow Amount deposited with it. Prior to or simultaneous with the deposit of the Escrow Amount with the Depositary Agent, and upon each issuance of any additional shares, Parent shall deliver to the Depositary Agent a writing setting forth the portion of such Escrow Amount deemed to be each shareholders' proportionate interest.

    (b)  Recourse to the Escrow Fund; Other Liability of Signing Company Shareholders.  The Escrow Fund shall be available to jointly and severally compensate Parent and the Surviving Corporation for any and all Losses (whether or not involving a Third Party Claim) incurred or sustained by Parent or the Surviving Corporation directly or indirectly, as a result of (i) any inaccuracy or breach of any representation, warranty, covenant, or agreement of the Company or any shareholder of the Company contained herein or in any other agreement or document executed in connection with the transactions contemplated by this Agreement that survives the Effective Time; provided, however, that Parent and the Surviving Corporation may not make any claims against the Escrow Fund unless the aggregate Losses incurred or sustained exceed $50,000 (at which such time claims may be made for all such Losses incurred or sustained in excess of such amount); and (ii) the failure by the Company to have any workers compensation insurance in place for any time prior to the Closing Date (and the $50,000 threshold to liability shall not apply to this clause (ii)). Without limiting, and in addition to, the rights of Parent and the Surviving Corporation to recover against the Escrow Fund, if the Merger is not consummated, the Company and the Signing Company Shareholders or, if the Merger is consummated, the Signing Company Shareholders (and not the Surviving Corporation) shall severally but not jointly hold harmless and indemnify from and against, and shall compensate and reimburse Parent and the Surviving Corporation for, any and all Losses which are suffered or incurred by Parent or the Surviving Corporation (regardless of whether or not such Losses related to any third party claim) arising from: (i) any inaccuracy or breach of any representation, warranty, covenant or agreement contained herein or in any other agreement or document executed in connection with the transactions contemplated by this Agreement; (ii) any reasonable costs arising from the defense by the Surviving Corporation or Parent of any claim relating to a matter for which the Signing Company Shareholders bear indemnification obligations hereunder, or the enforcement by the Surviving Corporation or Parent of its rights to indemnification hereunder; and (iii) the failure by the Company to have any workers compensation insurance in place for any time prior to the Closing Date. The limitations to the several indemnification obligations of the Signing Company Shareholders under this section are as follows (but such limitations shall not apply to the reasonable costs and expenses incurred by the Surviving Corporation or Parent, including reasonable attorneys' fees and expenses, awarded by any court, arbitrator or other tribunal): (i) the Signing Company Shareholders shall have no limit on their respective obligations for Losses resulting from any inaccuracy or breach of any representation, warranty, covenant, or agreement made herein or in any other agreement or document executed in connection with the transactions contemplated by this Agreement by the Company or the shareholders of the Company of which the Signing Company Shareholder had knowledge on or prior to the Closing; and (ii) the aggregate obligation of the Signing Company Shareholders for any Losses arising from any indemnification obligations set forth in the prior sentence other than as specified in (i) above shall be limited to the value of the Parent Common Stock received by the Signing Company Shareholders in the Merger, valued at the Parent Stock Price, and the obligation of each Signing Company Shareholder for any Losses arising from any indemnification obligations set forth in the prior sentence other than as specified in (i) above shall be limited to the proportion of the value of the Parent Common Stock received by the Signing Company Shareholders in the Merger, valued at the Parent Stock Price.

    (c)  Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period.  Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 P.M., Pacific Time, on the Expiration Date (the period from the Effective Time through and including the Expiration Date is referred to as the "Escrow Period"); and all shares of Parent Common Stock remaining in the Escrow Fund shall be distributed by the Depositary Agent (as provided to the Depositary Agent by Parent in writing) ratably in proportion to each shareholders' respective contributions to the Escrow Fund (as provided to the Depositary Agent by Parent in writing) and Parent shall use all its commercially reasonable efforts to have such shares delivered within five business days after the Expiration Date; provided, however, that the Escrow Period shall not terminate in respect of such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Shareholder Agent and the subsequent resolution of the matter in the manner as provided in Section 9.2(g), to satisfy any unsatisfied written claims under this Section 9.2 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period. Upon resolution of each individual claim described above and upon specific written instructions by Parent and the Shareholder Agent, the Depositary Agent shall deliver the remaining amount, if any, of the portion of the Escrow Fund designated for such individual claim after the resolution of such claim to the shareholders of the Company. Deliveries to the shareholders of the Company of shares of Parent Common Stock remaining in the Escrow Fund following the Expiration Date shall be made ratably in proportion to their respective contributions to the Escrow Fund (as provided to the Depositary Agent by Parent in writing) and Parent shall use all its commercially reasonable efforts to have such shares delivered within five business days after the date of such resolution.

    (d)  Protection of Escrow Fund.

       (i) The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period in accordance with the terms of this Agreement and not as the property of Parent or the Surviving Corporation and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

      (ii) Any shares of Parent Common Stock, or other securities that, by their terms, are or may be exercisable, convertible, or exchangeable, for or into Parent Common Stock, that are issued or distributed by Parent ("New Shares") in respect of Parent Common Stock in the Escrow Fund that have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock that have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund, but shall be distributed to the record holders of the Parent Common Stock on the record date set for any such dividend at the written direction of Parent, which shall contain all shareholder information required by the Depositary Agent.

      (iii) Each shareholder shall have voting rights in respect of the shares of Parent Common Stock contributed to the account of such shareholder within the Escrow Fund (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). Notwithstanding the foregoing, the Depositary Agent shall have no duty or obligation to monitor or take any action with respect to the foregoing paragraph.

    (e)  Claims Upon Escrow Fund.

       (i) Upon receipt by the Depositary Agent, at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent or the Surviving Corporation has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, as a result of any inaccuracy or breach of any representation or warranty of the Company or the shareholders of the Company contained herein or in any agreement or other document executed in connection with the transactions contemplated by this Agreement, or any covenant or agreement of the Company or the shareholders of the Company to be performed by it prior to the Effective Time, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or the basis for such anticipated liability, the nature of the misrepresentation or breach of warranty, agreement, or covenant to which such item is related (including the specific provision breached) and the number of shares of Parent Common Stock to be delivered to it from the Escrow Fund, the Depositary Agent shall, subject to the provisions of Section 9.2(f), deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

      (ii) For purposes of this Agreement, "Losses" means all losses, expenses (including reasonable attorneys' fees and expenses), damages, liabilities, fines, penalties, judgments, actions, claims, and costs.

      (iii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 9.2(e)(i), the shares of Parent Common Stock shall be valued at the Parent Stock Price. The Depositary Agent is not responsible for making such calculation. The exact number of shares to be delivered will be provided to the Depositary Agent by Parent.

    (f)  Objections to Claims.  At the time of delivery of any Officer's Certificate to the Depositary Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Agent and for a period of 30 days after delivery to the Depositary Agent (with such copy to the Shareholder Agent), the Depositary Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 9.2(e) unless the Depositary Agent shall have received written authorization from the Shareholder Agent to make such delivery. After the expiration of such 30-day period, the Depositary Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 9.2(e); provided, however, that no such payment or delivery may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent prior to the expiration of such 30-day period.

    (g)  Resolution of Conflicts.  In the event the Shareholder Agent timely objects in writing to any claim or claims made in any Officer's Certificate, the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties in respect of each of such claims. If the Shareholder Agent and Parent should so agree, joint written instructions setting forth such agreement and the precise number of shares to be delivered to each party shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be fully protected and shall be entitled to rely on any such instructions and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Agent may commence litigation or, upon written consent of Parent and the Shareholder Agent, binding arbitration to resolve the dispute.

    9.3  Shareholder Agent of the Shareholders; Power of Attorney.

    (a)  Shareholder Agent.  In the event that the Merger is approved by the shareholders of the Company, effective upon such vote, and without further act of any shareholder, Yukuang Wang and Wade Chang shall be appointed as the agents and attorneys-in-fact (the "Shareholder Agent"), either of whom may take actions as Shareholder Agent without the jointer of the other, for each shareholder of the Company (except such shareholders, if any, as shall have perfected their dissenters' rights under the CGCL), for and on behalf of shareholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent and the Depositary Agent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand litigation or arbitration and comply with orders and awards of courts and arbitrators in respect of such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of the Company from time to time upon not less than 30 days' prior written notice to Parent; provided, however, that the Shareholder Agent may not be removed unless the holders of at least a two-thirds' interest in the Escrow Fund agree to such removal and to the identity of the substituted shareholder agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. Upon any change of the Shareholder Agent, Parent will promptly deliver to the Depositary Agent notice of such change, as well as a specimen signature of such Shareholder Agent. Prior to receiving such notice and specimen signature, the Depositary Agent need not recognize any change in the Shareholder Agent. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the shareholders of the Company.

    (b)  Exculpation.  The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment.

    (c)  Actions of the Shareholder Agent.  A decision, act, consent, or instruction of the Shareholder Agent shall constitute a decision for all of the shareholders of the Company for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund, and shall be final, binding, and conclusive upon each of such shareholders, and the Depositary Agent and Parent may rely upon any such decision, act, consent, or instruction of the Shareholder Agent as being the decision, act, consent, or instruction of every such shareholder of the Company. The Depositary Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of the Shareholder Agent.

    9.4  Third-Party Claims.  In the event Parent or the Surviving Corporation receives written notice of a third-party claim (a "Third Party Claim") that Parent reasonably expects may result in a demand against the Escrow Fund, Parent shall provide the Shareholder Agent with reasonably prompt written notice thereof. The Shareholder Agent, as representative for the shareholders of the Company, shall have the right to participate in or, by giving written notice to Parent, to assume the defense of any Third Party Claim at the expense of the Escrow Fund and by counsel selected by the Shareholder Agent (which counsel must be reasonably satisfactory to Parent), and Parent will cooperate in good faith (and shall be permitted to participate at Parent's expense) in such defense; provided, however, that the Shareholder Agent shall not be entitled to assume control of the defense of any Third Party Claim that (i) could reasonably be expected to have any material impact on the ongoing operations or goodwill of the Surviving Corporation or Parent or (ii) could reasonably be expected to result in Losses in excess of the Escrow Fund. Parent shall not settle any Third Party Claim without the consent of the Shareholder Agent, which consent will not be unreasonably conditioned, delayed, or withheld. The Shareholder Agent shall not settle any Third Party Claim without the consent of Parent, which consent will not be unreasonably conditioned, delayed, or withheld. In the event that the Shareholder Agent has consented to any such settlement, the Shareholder Agent shall have no power or authority to object under any provision of this Article IX to the amount of any claim by Parent against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement as consented to by the Shareholder Agent.

    9.5  Depositary Agent's Duties.

    (a)  Limitation on Duties of Depositary Agent.  The Depositary Agent shall be obligated only for the performance of such duties as are specifically set forth herein (and no implied duties), and as set forth in any additional written escrow instructions that the Depositary Agent may receive after the date of this Agreement that are signed by an officer of Parent and the Shareholder Agent (and which are acceptable to the Depositary Agent), and may rely and shall be protected in relying or refraining from acting, in good faith, on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.

    (b)  Compliance with Orders.  The Depositary Agent is hereby expressly authorized to comply with and obey Orders of any Governmental Entity notwithstanding any notices, warnings, or other communications from any party or any other person to the contrary. In case the Depositary Agent obeys or complies with any such Order, the Depositary Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction or proper authority.

    (c)  Limitations on Liability of Depositary Agent.  The Depositary Agent shall not be liable:

       (i) in any respect on account of the identity, authority, or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder; or

      (ii) for the expiration of any rights under any statute of limitations in respect of this Agreement or any documents deposited with the Depositary Agent.

    (d)  Good Faith of Depositary Agent.  In performing or omitting to perform any duties under this Agreement, the Depositary Agent shall be fully protected and shall not be liable to any person for damages, losses, liabilities, penalties, claims, fees, settlements, judgments, costs or expenses, except for those attributable to the gross negligence or willful misconduct of the Depositary Agent (each as finally determined by a court of competent jurisdiction). Any liability of the Depositary Agent under this Agreement will be limited to the amount of fees paid to the Depositary Agent. The Depositary Agent shall not incur any such liability for any action taken, suffered or omitted to be taken in reliance upon any instrument, including any written statement, instructions or affidavit provided for in this Agreement that the Depositary Agent shall believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Depositary Agent may consult with legal counsel in connection with the Depositary Agent's duties under this Agreement and shall be fully protected and shall incur no liability with respect to in any act taken, suffered, or omitted by the Depositary Agent in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

    (e)  Non-Responsibility of Depositary Agent.  If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it. The Depositary Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary Agent's discretion, the Depositary Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary Agent will be fully protected and shall not be liable for any damages. Furthermore, the Depositary Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all costs, expenses, charges, and reasonable attorneys' fees incurred by the Depositary Agent due to the interpleader action and which Parent and the Shareholder Agent, on behalf of the shareholders of the Company, jointly and severally agree to pay. Upon initiating such action, the Depositary Agent shall be fully released and discharged of and from all obligations and liability imposed by this Agreement.

    (f)  Indemnification of Depositary Agent.  The Depositary Agent shall be indemnified and saved harmless by Parent, from and against any and all liability, fee, loss, claim, penalty, fine, settlement, or damages, including all expenses reasonably incurred, to which the Depositary Agent shall be subject by reason of entering into this Agreement, any action taken, suffered, or omitted to be taken or any disbursement of any part of the Escrow Fund made by the Depositary Agent pursuant to this Agreement, except as a result of the Depositary Agent's own gross negligence or willful misconduct (each as determined by a court of competent jurisdiction). The costs and expenses of enforcing this right of indemnification shall also be paid by Parent. The right of indemnification shall survive the termination of this Agreement and the removal or resignation of the Depositary Agent.

    (g)  Resignation of Depositary Agent.  The Depositary Agent may resign at any time upon giving at least 30 days' written notice to the parties hereto; provided, however, that no such resignation shall become effective until the appointment of a successor Depositary Agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor Depositary Agent within 30 days after receiving such notice. If the parties fail to agree upon a successor Depositary Agent within such time, the Depositary Agent shall have the right to appoint a successor Depositary Agent or to apply to a court of competent jurisdiction for the appointment of a successor. The successor Depositary Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor Depositary Agent as if originally named as Depositary Agent. Upon such succession, the original Depositary Agent shall be discharged from any further duties and liability under this Agreement. If the Depositary Agent consolidates with, merges or converts into, or transfers all or substantially all of its business or assets to, another person, the resulting, surviving, or transferee entity without any further act will be the successor Depositary Agent.

    (h)  Fees.  Except as set forth in Section 9.5(e), all fees of the Depositary Agent for performance of its duties hereunder shall be paid by Parent. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms (which are acceptable to the Depositary Agent), or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any action, suit, or proceeding pertaining to the Escrow Fund or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys' fees, and expenses occasioned by such default, delay, controversy, or action, suit, or proceeding. If the Depositary Agent is not paid such fees as provided herein, it shall retain Parent Common Stock in the Escrow Fund in an amount it reasonably deems sufficient to satisfy such fees and expenses.

    (i)  Liability.  Anything to the contrary notwithstanding, in no event shall the Depositary Agent be liable to any person for any special, indirect, punitive, incidental, or consequential loss or damage of any kind whatsoever, even if the Depositary Agent has been previously advised of such loss or damage and regardless of the form of action.

ARTICLE X

Miscellaneous

    10.1  Collateral Agreements.  This Agreement (together with the documents delivered pursuant hereto) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties hereto in respect of the subject matter hereof.

    10.2  Successors and Assigns.  Neither the rights nor obligations of the Company, Parent, or MergerSub under this Agreement may be assigned without the written consent of the other parties hereto. Any assignment in violation of the preceding sentence shall be null and void. Subject to the preceding sentence of this Section 10.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure solely to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assign. Except as otherwise expressly provided in Article III, Section 6.1, and Section 6.22, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

    10.3  Expenses.  The Company's shareholders, including without limitation, the Signing Company Shareholders, shall be responsible for paying Company Transaction Costs that exceed $50,000. "Company Transaction Costs" include any fees paid to a broker or finder, legal, accounting, and other fees and expenses incurred in connection with the execution of this Agreement and the consummation of the transaction contemplated hereby.

    10.4  Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

    10.5  Notices.  Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party's address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party's address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

Parent:	Pixelworks, Inc. 7700 SW Mohawk Street Tualatin, OR 97062 Facsimile No.: (503) 612-6713 Attention: Chief Financial Officer
with a copy to:	Ater Wynne LLP 222 SW Columbia, Suite 1800 Portland, OR 97201 Facsimile No: (503) 226-0079 Attention: William C. Campbell
The Company:	Panstera, Inc. 2360 Qume Drive, Suite A San Jose, CA 95131 Facsimile No.: (408) 456-0811 Attention: Yukuang Wang
with a copy to:	Law & Partner, Attorneys at Law Facsimile No.: Attention: Charles Law
The Depositary Agent:	Mellon Investor Services LLC 520 Pike Street, Suite 1220 Seattle, WA 98101 Attention: Relationship Manager Facsimile No.: (206) 674-3059
With a copy to:	Mellon Investor Services LLC 85 Challenger Road Ridgefield Park, NJ 07660 Attention: General Counsel Facsimile No.: (201) 296-4004
Shareholder Agent:	Yukuang Wang 2017 Skyline Drive Milpitas, CA 95035 Facsimile No.:
Wade Chang No. 11, Li Hsing Rd. Science-Based Industrial Park HsinChu, Taiwan, R.O.C. Facsimile No.:

Each party hereto may change its address or facsimile number for purposes of this Section 10.5 by providing notice to the other parties in accordance with this Section 10.5.

    10.6  Further Assurances.  Each party to this Agreement shall (i) furnish upon request to the other parties such further information, (ii) execute and deliver to the other parties such other documents, and (iii) do such other acts and things as the other parties reasonably request for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

    10.7  Specific Performance.  The parties recognize that if the Company refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Parent for its injury. Parent shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Parent to enforce this Agreement, the Company shall waive the defense that there is an adequate remedy at law. In the event of litigation pertaining to any controversy, claim, or dispute between the parties hereto arising out of or relating to this Agreement or the breach of any provision thereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys' fees, and costs.

    10.8  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Oregon without regard to the principles of conflicts of law of Oregon or any other jurisdiction; provided, however, that all provisions regarding the rights, duties and obligations of the Depositary Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

    10.9  Remedies Not Exclusive.  Except to the extent otherwise expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity. The Depositary Agent is expressly deemed a third party beneficiary of this Agreement.

    10.10  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

    10.11  Titles and Headings.  Titles and headings to articles and sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    10.12  Certain Interpretive Matters and Definitions.

    (a) Unless the context otherwise requires, (i) all references to Articles, Sections, Exhibits, or Schedules are to Articles, Sections, Exhibits, or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) "or" is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, and (v) the term "affiliate" has the meaning given to it in Rule 1sec-2 of Regulation 1sec under the Exchange Act. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

    (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

    (c) "Material Adverse Effect" means any event, circumstance, condition, fact, effect, or other matter that has had or could reasonably be expected to have a material adverse effect (i) on the business, assets, financial condition, or results of operations of the Company or (ii) on the ability of the Company to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby.

    (d) The phrase "to the knowledge of the Company" means the knowledge of Yukuang Wang and Guojin Liang after due inquiry.

    (e) "persons" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

    (f)  The Exhibits and Schedules attached hereto are incorporated herein by reference as though fully set forth herein.

    10.13  ACKNOWLEDGEMENT OF ATTORNEY REPRESENTATION.  THE COMPANY AND THE SIGNING COMPANY SHAREHOLDERS ACKNOWLEDGE THAT ATER WYNNE LLP HAS ACTED AS ATTORNEYS FOR PARENT AND MERGERSUB AND NOT FOR THE COMPANY, THE SIGNING COMPANY SHAREHOLDERS OR THE OTHER SHAREHOLDERS OF THE COMPANY IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT. EACH OF THE COMPANY AND THE SIGNING COMPANY SHAREHOLDERS HAVE BEEN ADVISED, AND HAVE HAD THE OPPORTUNITY, TO SEEK INDEPENDENT REPRESENTATION BY LEGAL COUNSEL OF HIS, HER OR ITS CHOICE REGARDING THIS AGREEMENT AND THE MERGER AND OTHER TRANSACTIONS DESCRIBED HEREIN. THE COMPANY AND THE SIGNING COMPANY SHAREHOLDERS ACKNOWLEDGE AND AGREE THAT ATER WYNNE LLP DOES NOT REPRESENT THE COMPANY, ANY OF THE SIGNING COMPANY SHAREHOLDERS OR ANY OTHER SHAREHOLDER OF THE COMPANY IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PIXELWORKS, INC.
By:	/s/ Allen H. Alley
Name:	Allen H. Alley
Title:	President and CEO
PANTHER ACQUISITION, INC.
By:	/s/ Allen H. Alley
Name:	Allen H. Alley
Title:	President
PANSTERA, INC.
By:	/s/ Yukuang Wang
Name:	Yukuang Wang
Title:	President
SIGNING COMPANY SHAREHOLDERS:
/s/ Yukuang Wang Yukuang Wang
Address:	2017 Skyline Drive Milpitas, CA 95035
/s/ Guojin Liang Guojin Liang
Address:	529 Bayview Park Drive Milpitas, CA 95035
PIXELWORKS, INC.
By:	/s/ Jeff Bouchard
Name:	Jeffrey Bouchard
Title:	Secretary

PANTHER ACQUISITION, INC.
By:	/s/ Jeff Bouchard
Name:	Jeffrey Bouchard
Title:	Secretary
PANSTERA, INC.
By:	/s/ Guojin Liang
Name:	Guojin Liang
Title:	Secretary
/s/ Wade Chang Wade Chang
Address:	No. 11, Li Hsing Rd. Science-Based Industrial Park HsinChu, Taiwan, R.O.C.
OPTOMA CORP. (formerly known as CTX Opto Electronics Corp.)
By:	/s/ Wade Chang
Name:	Wade Chang
Title:	President
Address:	No. 11, Li Hsing Rd Science-Based Industrial Park HsinChu, Taiwan, R.O.C.

    This Agreement is countersigned by the undersigned Depositary Agent as of the date first above written to acknowledge and agree to the provisions of Article IX that pertain to the Depositary Agent.

MELLON INVESTOR SERVICES LLC as Depositary Agent
By:	/s/ Julie Roh
Name:	Julie Roh
Title:	Assistant Vice President

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EXHIBITS
INDEX OF SCHEDULES
GLOSSARY OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
ARTICLE I The Merger
ARTICLE II Effect of Merger on the Capital Stock of the Constituent Corporations
ARTICLE III Representations and Warranties of Parent and MergerSub
ARTICLE IV Representations and Warranties of the Company
ARTICLE V Covenants Related to Conduct of the Business
ARTICLE VI Additional Agreements
ARTICLE VII Conditions to Consummation of the Merger
ARTICLE VIII Termination
ARTICLE IX Survival of Representations, Warranties, Covenants, and Agreements; Escrow Provisions
ARTICLE X Miscellaneous